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This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, lawyer or other professional adviser.

PRESS HOLDINGS INTERNATIONAL LIMITED

through its wholly-owned subsidiary

PRESS ACQUISITION INC.

OFFERS TO PURCHASE FOR CASH

all of the Common Shares, Series II Preference Shares and Series III Preference Shares of

HOLLINGER INC.

on the basis of
$8.44 PER COMMON SHARE
$9.53 PER SERIES II PREFERENCE SHARE
AND
$10.175 PER SERIES III PREFERENCE SHARE

The offers (the "Offers") by Press Holdings International Limited ("PHIL"), through its wholly-owned subsidiary, Press Acquisition Inc. (the "Offeror"), to purchase any and all of the issued and outstanding retractable common shares ("Common Shares"), Exchangeable Non-Voting Preference Shares Series II ("Series II Preference Shares") and Retractable Non-Voting Preference Shares Series III ("Series III Preference Shares", and together with the Common Shares and the Series II Preference Shares, the "Shares") of Hollinger Inc. ("Hollinger"), including any such Shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offers, will be open for acceptance until 8:00 a.m. (Eastern Standard Time) on March 3, 2004 unless extended or withdrawn.

The Offers are made only for Shares and are not made for any securities of Hollinger convertible into or exercisable or exchangeable for Shares. Any holder of Options (as defined herein) who wishes to accept the Offers for Shares must exercise such holder's Options to obtain certificates representing Shares and deposit such Shares in accordance with the Offers.

The Offers are subject to certain conditions. See "Conditions of the Offers" in Section 4 of the Offers.

The Ravelston Corporation Limited ("Ravelston") and Conrad M. Black, The Lord Black of Crossharbour ("Lord Black"), have entered into a tender and shareholder support and acquisition agreement, dated January 18, 2004 (the "Support Agreement"), with PHIL with respect to the Offers, pursuant to which, among other things, Ravelston and Lord Black have agreed to tender all of the Shares owned or controlled, directly or indirectly, by them to the Offers, which Shares in the aggregate constituted, as of January 18, 2004, 27,363,170 Common Shares (representing approximately 78.24% of the outstanding Common Shares), 1,678,002 Series II Preference Shares (representing approximately 44.44% of the outstanding Series II Preference Shares) and no Series III Preference Shares. See "Agreements Relating to the Offers — Support Agreement" in the attached Offering Circular.

Holders of Shares ("Shareholders") wishing to accept the Offers for their Shares must properly complete and sign the accompanying Letter of Transmittal (printed on yellow paper) or a facsimile thereof and deposit it, together with certificates representing their Shares, with Computershare Investor Services Inc. (the "Depositary"), at its Toronto office as set out in the Letter of Transmittal, in accordance with the instructions set forth therein. Alternatively, Shareholders whose certificates are not immediately available may deposit their certificates representing such shares pursuant to the procedures for guaranteed delivery set forth in Section 3 of the Offers, "Manner of Acceptance — Procedure for Guaranteed Delivery", using the accompanying Notice of Guaranteed Delivery (printed on pink paper).

Each class of Shares is listed and posted for trading on the Toronto Stock Exchange (the "TSX"). On January 16, 2004, the last day on which the Shares traded prior to the public announcement of the Offers, the closing price of each of the Common Shares, the Series II Preference Shares and the Series III Preference Shares was $3.90, $6.40 and $7.98, respectively.

Questions and requests for assistance may be directed to the Depositary and additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary at its Toronto office as set out in the Letter of Transmittal. Persons whose Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee if they wish to accept the Offers for their Shares.

Shareholders should be aware that, during the pendency of the Offers, the Offeror or its affiliates, directly or indirectly, may bid for or acquire Shares as permitted by applicable Law (as defined herein).

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offers to Shareholders in any such jurisdiction.

The Dealer Manager for the Offers:
UBS Securities Canada Inc.
161 Bay Street, Suite 4100
Toronto, Ontario M5J 2S1

January 27, 2004

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offers are made for the securities of a foreign issuer and, while the Offers are subject to Canadian disclosure requirements, Shareholders should be aware that such disclosure requirements are different from those of the United States.

        Tenders of Shares may have tax consequences for Shareholders both in the United States and Canada. Such consequences under the tax laws of the United States for investors who are resident in, or citizens of, the United States are not described herein.

        The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that PHIL and the Offeror are not incorporated under the laws of or located in the United States, that some or all of their respective officers and directors may not be residents of the United States, that the Dealer Manager and the experts named in the Offering Circular may not be residents of the United States, and that all or a substantial portion of the assets of PHIL, the Offeror and of those persons may be located outside the United States.

        The Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Shares, or of Hollinger related securities, during the period of the Offers, as permitted by applicable Canadian laws or provincial laws or regulations.

        No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror, the Dealer Manager or the Depositary.

        The Offers have not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offers or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

        All dollar references in the Offers are to Canadian dollars, unless otherwise indicated. On January 26, 2004, the noon rate of exchange as reported by the Bank of Canada was Cdn$1.00 = US$0.7613.

FORWARD-LOOKING STATEMENTS

        Certain statements contained in the accompanying Offering Circular under "Background to the Offers" and "Purpose of the Offers and Plans for Hollinger", in addition to certain statements contained elsewhere in this document, are "forward-looking statements" and are prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

SUMMARY

        This is a summary only and is qualified by the more detailed information appearing elsewhere in this document. Shareholders are urged to read the Offers and the Offering Circular in their entirety. The information concerning Hollinger contained in the Offers and the Offering Circular has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources. Capitalized terms used in this summary that are not defined herein are defined in the Offers and Offering Circular, including the accompanying Definitions.

The Offers
The Offeror is offering, upon the terms and subject to the conditions of the Offers, to purchase any and all of the issued and outstanding Common Shares, Series II Preference Shares and Series III Preference Shares of Hollinger, including any such Shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offers, on the basis of $8.44 cash for each Common Share, $9.53 cash for each Series II Preference Share and $10.175 cash for each Series III Preference Share. The obligation of the Offeror to take up and pay for Shares pursuant to the Offers is subject to certain conditions. See Section 4 of the Offers, "Conditions of the Offers".

The offer prices of $8.44 per Common Share, $9.53 per Series II Preference Share and $10.175 per Series III Preference Share represent premiums of approximately 124%, 57% and 29%, respectively, to the weighted average closing market prices on the TSX of $3.77, $6.07 and $7.87, respectively, over the 10 trading days prior to the announcement of the execution of the agreement relating to the Offers and premiums of approximately 116%, 49% and 28%, respectively, to the closing market prices of $3.90, $6.40 and $7.98, respectively, on January 16, 2004, the last day on which the Shares traded prior to the announcement of the execution of the Support Agreement. The Offers are not conditional on PHIL or the Offeror obtaining financing.
Treatment of Series III Preference Shares Dividend
On January 19, 2004, Hollinger announced that it had elected not to declare a quarterly cash dividend on its Series III Preference Shares (which would have been payable on February 6, 2004) because it could not satisfy the liquidity requirement under applicable Law in respect of the payment of such dividend. The Offer price of $10.175 per Series III Preference Share includes an amount which reflects the fact that this dividend will not be paid.
PHIL and the Offeror
PHIL is a privately-held company incorporated under the laws of Jersey, which is controlled by Sir David Barclay and Sir Frederick Barclay. PHIL was incorporated and organized solely for the purpose of acquiring Hollinger and has not otherwise carried on any business or activity. Press Holdings Limited, a company also controlled by Sir David Barclay and Sir Frederick Barclay, owns a group of newspapers in the U.K., including The Scotsman, Scotland on Sunday and The Business, which, together with other U.K. privately-held businesses controlled by Sir David Barclay and Sir Frederick Barclay (including The Ritz Hotel, London, Littlewoods Stores and the mail order catalogue businesses Littlewoods and Shop Direct), have annual gross revenues of approximately US$7 billion. See "Press Holdings International Limited" in the Offering Circular.

The Offeror was incorporated under the laws of Canada on January 7, 2004 and is a direct wholly-owned subsidiary of PHIL. The Offeror was incorporated and organized solely for the purpose of making the Offers, and has not otherwise carried on any business or activity. See "The Offeror" in the Offering Circular.

As of the date hereof, neither PHIL nor the Offeror owns any Shares of Hollinger, but have the right to acquire Shares pursuant to the Support Agreement.
Purpose of the Offers and Plans for Hollinger
The purpose of the Offers is to enable the Offeror to acquire all of the Shares. If the Offeror acquires at least 90% of the Common Shares, the Series II Preference Shares or the Series III Preference Shares, respectively, pursuant to the Offers and if the compulsory acquisition provisions of the Canada Business Corporations Act ("CBCA") are available to the Offeror in respect of such class(es), the Offeror currently intends to avail itself of such provisions to acquire the remaining Shares of each such class. If fewer than 90% of any of the Common Shares, the Series II Preference Shares or the Series III Preference Shares are deposited under the Offer for such class(es) or if the compulsory acquisition provisions of the CBCA are not available to the Offeror in respect of the Shares of a class, the Offeror may, if it considers it appropriate in the circumstances, propose another form of transaction, in accordance with applicable Law, that will permit the Offeror to acquire any Shares of each such class not acquired under the Offers. The Offeror reserves the right, before and after the Expiry Time, to purchase Shares in the open market or otherwise, to the extent permitted by applicable Law. See "Purpose of the Offers and Plans for Hollinger" and "Acquisition of Shares not Deposited under the Offers" in the Offering Circular.
Agreements Relating to the Offers
On January 18, 2004, PHIL entered into the Support Agreement with Ravelston and Lord Black that sets forth, among other things, the terms and conditions pursuant to which the Offers are being made and provides that Ravelston and Lord Black will deposit under the Offers, and not withdraw, all of the Shares owned or controlled, directly or indirectly, by them. Under the Support Agreement, Ravelston and Lord Black agreed, among other things, not to take any action that would adversely affect the successful completion of the Offers, not to directly or indirectly solicit any third party regarding any transaction involving Hollinger, and to exercise or cause the exercise of all voting rights attaching to the Shares in favour of, and against any action that would impede, the Offers. Ravelston and Lord Black also made various representations, warranties, covenants and indemnities in favour of PHIL. Under the Support Agreement, PHIL made various representations, warranties and covenants in favour of Ravelston and Lord Black. See "Agreements Relating to the Offers — Support Agreement" in the Offering Circular.
Argus Preference Shares
Ravelston and Lord Black have agreed, unless prevented by Governmental Order or applicable Law, to cause Argus to redeem all of the outstanding Class A Preference Shares $2.50 Series, Class A Preference Shares $2.60 Series and Class B Preference Shares 1962 Series of Argus in accordance with their respective terms on the date the Offeror takes up and pays for the Shares held by subsidiaries of Argus.
Timing for Acceptance	The Offers will expire at 8:00 a.m. (Eastern Standard Time) on March 3, 2004 (defined herein as the "Expiry Time"), unless extended or withdrawn.
Manner of Acceptance
A Shareholder wishing to accept an Offer for any of his, her or its Shares must deposit the certificate(s) representing such Shares, together with a properly completed and executed Letter of Transmittal (printed on yellow paper) or a facsimile thereof and all other documents required by the Letter of Transmittal, at or prior to the Expiry Time at the Toronto office of the

Depositary as set out in the Letter of Transmittal which accompanies the Offers. See Section 3 of the Offers, "Manner of Acceptance — Letter of Transmittal".

If a Shareholder wishes to deposit Shares pursuant to the Offers and the certificate(s) representing such Shares are not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary at or prior to the Expiry Time, such Shares nevertheless may be validly deposited under the Offers in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on pink paper). See Section 3 of the Offers, "Manner of Acceptance — Procedure for Guaranteed Delivery".

The Offers are made only for Shares and not for any Options (as defined herein). Any holder of Options who wishes to accept the Offers for Shares must exercise such holder's Options to obtain certificates representing Shares and deposit such Shares in accordance with the Offers.
Shareholders will not be required to pay any fee or commission if they accept the Offers by transmitting their Shares directly to the Depositary or by using the services of a Soliciting Dealer.
Conditions of the Offers
Subject to certain restrictions set forth in the Support Agreement, the Offeror will have the right to withdraw the Offers and will not be required to take up or pay for any Shares deposited under the Offers, if any of the conditions described in Section 4 of the Offers, "Conditions of the Offers", have not been satisfied or waived with respect to such Shares at or prior to the Expiry Time.
Payment
Upon the terms and subject to the satisfaction or waiver of the conditions of the Offers, the Offeror will take up Shares validly deposited under the Offers and not withdrawn on the first business day it is entitled to do so under applicable securities laws. Any Shares taken up will be paid for on the business day of the take up of such Shares. Any Shares deposited under the Offers after the first date upon which Shares are first taken up under the Offers will be taken up and paid for within 10 days of such deposit. See Section 6 of the Offers, "Take Up of, and Payment for, Deposited Shares".
Withdrawal
Shares deposited under the Offers may be withdrawn at any time if the Shares have not been taken up by the Offeror and in the other circumstances described in Section 7 of the Offers, "Right to Withdraw".
Canadian Federal Income Tax Considerations
In general, a Shareholder who is a resident of Canada, who holds Shares as capital property and who disposes of such shares to the Offeror under the Offers will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base of such Shares to the Shareholder.

Generally, a Shareholder who is not a resident of Canada for the purposes of the Income Tax Act (Canada) ("Tax Act") will not be subject to tax in Canada in respect of any capital gain realized on the sale of Shares to the Offeror under the Offers unless those shares constitute "taxable Canadian property" to such Shareholder within the meaning of the Tax Act and that gain is not otherwise exempt from tax under the Tax Act pursuant to the provisions of an applicable income tax treaty to which Canada is a party.
See "Canadian Federal Income Tax Considerations" in the Offering Circular.
Depositary
The Depositary, Computershare Investor Services Inc., will be responsible for receiving certificates in respect of Shares and accompanying Letters of Transmittal at its Toronto office as set out in the Letter of Transmittal. The Depositary will receive Notices of Guaranteed Delivery at its Toronto office as set out in the Notice of Guaranteed Delivery and is responsible for giving notices in connection with the Offers, if required, and for causing payment to be made for all Shares purchased under the Offers. The Offeror has agreed to pay the Soliciting Dealers a fee of $0.05 per Share taken up and paid for under the Offers. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing beneficial holder of Shares will be a minimum of $85.00 and a maximum of $1,500. No fee will be payable in respect of the deposit of any of the Lord Black Shares or the Ravelston Shares or for any Shares deposited by a single beneficial Shareholder owning less than an aggregate of 1,500 Shares. No fee or commission will be payable by holders of Shares who deliver Shares directly to the Depositary or utilize the facilities of a Soliciting Dealer to accept the Offers.

DEFINITIONS

"affiliate" has the meaning ascribed thereto in the OSA;

"Antitrust Division" means the United States Department of Justice, Antitrust Division;

"Argus" means Argus Corporation Limited, a corporation continued under the laws of Canada and a subsidiary of Ravelston;

"Argus Preference Shares" means, collectively, all of the outstanding Class A Preference Shares $2.50 Series, Class A Preference Shares $2.60 Series and Class B Preference Shares 1962 Series of Argus;

"associate" has the meaning ascribed thereto in the OSA;

"business day" means any day other than a Saturday, Sunday or a statutory holiday in Toronto, Ontario;

"CBCA" means the Canada Business Corporations Act;

"CCRA" means Canada Customs and Revenue Agency;

"Common Shares" means retractable common shares of Hollinger;

"Competition Act" means the Competition Act (Canada);

"Competition Commission" means the UK Competition Commission;

"Compulsory Acquisition Right" has the meaning given to it in "Acquisition of Shares Not Deposited under the Offers" in the Offering Circular;

"CVMQ" means the Commission des valeurs mobilières du Québec;

"Dealer Manager" means UBS Securities Canada Inc.;

"Depositary" means Computershare Investor Services Inc.;

"Directors' Circular" means the circular of the Hollinger board of directors required to be mailed to Shareholders under the securities laws of the provinces and territories of Canada;

"Eligible Institution" means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP);

"Encumbrance" means any security interest, pledge, mortgage, option, lien (including environmental and tax liens), assessment, lease, charge, community property interest, encumbrance, adverse claim, preferential arrangement, condition, equitable interest, right of first refusal or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

"Expiry Date" means March 3, 2004 or such later date or dates as may be fixed by the Offeror from time to time by notice given pursuant to Section 5 of the Offers, "Extension of the Expiry Date or Variation or Change of the Offers";

"Expiry Time" means 8:00 a.m. (Eastern Standard Time) on the Expiry Date, or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offers, "Extension of the Expiry Date or Variation or Change of the Offers";

"FTC" means the United States Federal Trade Commission;

"going private transaction" has the meaning given to that term in Rule 61-501 and Policy Q-27;

"Governmental Entity" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental entity of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, taxing authority or unit and any court or other tribunal (foreign, federal, state or local), or (c) person, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature;

"Governmental Order" means any order, writ, judgment, injunction, decision, decree, stipulation, determination or award entered by or with any Governmental Entity;

"Hollinger" means Hollinger Inc., a corporation amalgamated under the laws of Canada;

"HSR Act" has the meaning given to that term in "Regulatory Matters — Hart-Scott-Rodino Antitrust Improvements Act of 1976" in the Offering Circular;

"Illinois District Court" has the meaning given to that term in "Material Changes and Material Facts" in the Offering Circular;

"International" means Hollinger International Inc., a corporation existing under the laws of Delaware;

"International Amount" means the amount of US$16,550,000;

"International Amount Escrow Fund" has the meaning given to that term in "Agreements Relating to the Offers — Support Agreement — International Amount Escrow Fund" in the Offering Circular;

"Investment Canada Act" means the Investment Canada Act (Canada);

"Lady Black" means Barbara Amiel Black;

"Law" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the Province of Ontario and the federal laws of Canada, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity;

"Letter of Transmittal" means the letter of transmittal for Shares (printed on yellow paper) in the form accompanying the Offers and Offering Circular or a manually executed photocopy or facsimile copy thereof;

"Lord Black" means The Lord Black of Crossharbour;

"Lord Black Shares" means all Shares in respect of which Lord Black has, as of the date of the Support Agreement, or acquires prior to the completion of the Offers or the termination of Support Agreement, whichever is earlier, record or beneficial ownership or control or direction or the power to dispose;

"Materially Adverse" means, with respect to a person, a fact, circumstance, event or term, or change in a fact, circumstance, event or term that is or would reasonably be expected to materially and adversely affect the condition (financial or otherwise), operations, results of operations, business, assets, liabilities or capital of that person;

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery of Shares (printed on pink paper) in the form accompanying the Offers and the Offering Circular or a manually executed photocopy or facsimile copy thereof;

"Offers" means the Offeror's offers to purchase Shares hereunder and "Offer" means any such offer;

"Offer Period" means the period commencing on the date hereof and ending at the Expiry Time;

"Offering Circular" means the offering circular accompanying the Offers;

"Offeror" means Press Acquisition Inc., a company incorporated under the laws of Canada;

"Options" means options, rights, warrants or entitlements to purchase or otherwise acquire authorized and unissued Shares;

"OSA" means the Securities Act (Ontario), as amended;

"OSC" means the Ontario Securities Commission;

"PHIL" means Press Holdings International Limited, a company incorporated under the laws of Jersey;

"Policy Q-27" means Policy No. Q-27 of the CVMQ;

"Ravelston" means The Ravelston Corporation Limited, a corporation incorporated under the laws of the Province of Ontario;

"Ravelston Shares" means all Shares in respect of which Ravelston or any of the Ravelston Subsidiaries has, as of the date of the Support Agreement, or acquires prior to the completion of the Offers or the termination of the Support Agreement, whichever is earlier, record or beneficial ownership or control or direction or the power to dispose;

"Ravelston Subsidiaries" means 509645 N.B. Inc., 509646 N.B. Inc. and 509647 N.B. Inc.;

"Restructuring Proposal" has the meaning given to that term in "Background to the Offers" in the Offering Circular;

"RMI" means Ravelston Management Inc., a corporation incorporated under the laws of the Province of Ontario;

"Rule 61-501" means the OSC's Rule 61-501;

"SEC" means the United States Securities and Exchange Commission;

"Senior Secured Notes" means the 11 7/8% Senior Secured Notes due 2011 of Hollinger;

"Series II Preference Shares" means Exchangeable Non-Voting Preference Shares Series II in the capital of Hollinger;

"Series III Preference Shares" means Retractable Non-Voting Preference Shares Series III in the capital of Hollinger;

"Shareholder" means a holder of Shares;

"Shares" means, collectively, the Common Shares, the Series II Preference Shares and the Series III Preference Shares;

"Soliciting Dealers" has the meaning given to that term in "Dealer Manager and Soliciting Dealer Group" in the Offering Circular;

"Special Committee" has the meaning given to that term in "Purpose of the Offers and Plans for Hollinger" in the Offering Circular;

"Strategic Process" means the engagement by the board of directors of International of Lazard LLC as financial advisor to pursue a range of alternative strategic transactions;

"Subsequent Acquisition Transaction" has the meaning given to that term in "Acquisition of Shares Not Deposited Under The Offers" in the Offering Circular;

"subsidiary" has the meaning ascribed thereto in the OSA;

"Support Agreement" means the Tender and Shareholder Support and Acquisition Agreement dated January 18, 2004 among PHIL, Ravelston and Lord Black as described in "Agreements Relating to the Offers — Support Agreement" in the Offering Circular;

"Tax Act" means the Income Tax Act (Canada), as amended;

"Third Party Acquisition" has the meaning ascribed to that term under "Agreements Relating to the Offers — Support Agreement — No Solicitation" in the Offering Circular;

"Transfer" means to sell, transfer, pledge, encumber, assign, gift or otherwise dispose of; and

"TSX" means the Toronto Stock Exchange.

OFFERS TO PURCHASE

TO: THE HOLDERS OF COMMON SHARES, SERIES II PREFERENCE SHARES AND SERIES III PREFERENCE SHARES OF HOLLINGER INC.

1.     The Offers

        Subject to the terms and conditions set forth below, in the accompanying Offering Circular and in the Letter of Transmittal, the Offeror hereby offers to purchase from the holders thereof all of the issued and outstanding Shares, including any such Shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offers, on the basis of $8.44 cash for each Common Share, $9.53 cash for each Series II Preference Share and $10.175 cash for each Series III Preference Share tendered to the Offers. Although the Offers are being made jointly by the Offeror and PHIL, all of the Shares tendered to the Offers will be acquired by the Offeror.

        The Offers are made only for Shares and are not made for any Options. Any holder of Options who wishes to accept the Offers must exercise such holder's Options to obtain certificates representing Shares and deposit such Shares in accordance with the Offers for Shares. Any such exercise must be sufficiently in advance of the Expiry Time to assure the holders of Options that they will have Share certificates available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offers, "Manner of Acceptance — Procedure for Guaranteed Delivery".

        The accompanying Offering Circular, which is incorporated into and forms part of the Offers, contains important information which should be read carefully before making a decision with respect to the Offers. The accompanying Definitions are also incorporated by reference into and form part of the Offers.

2.     Time for Acceptance

        The Offers are open for acceptance during the Offer Period, being the period commencing on the date hereof and ending at 8:00 a.m. (Eastern Standard Time) on March 3, 2004 or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offers, "Extension of the Expiry Date or Variation or Change of the Offers", unless the Offers are withdrawn by the Offeror.

3.     Manner of Acceptance

Letter of Transmittal

        The Offers may be accepted by delivering to the Depositary at its Toronto office as set out in the Letter of Transmittal, so as to arrive there not later than the Expiry Time:

  (a)
  the certificate or certificates representing Shares in respect of which the Offers are being accepted;

  (b)
  a Letter of Transmittal on the form accompanying the Offers or a facsimile thereof, properly completed and manually executed as required by the instructions and rules contained therein; and

  (c)
  any other relevant documents required by the instructions and rules set forth in the Letter of Transmittal.

        The Offers will be deemed to be accepted only if the Depositary has actually received these documents on or before the Expiry Time. Except as otherwise provided in the instructions and rules set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. Holders of Shares who cannot comply on a timely basis with the foregoing procedures for acceptance of the Offers may deposit certificate(s) representing Shares pursuant to the procedures set forth below for guaranteed delivery. The Offeror reserves the right to permit a Shareholder to accept the Offers in a manner other than as set out above.

Procedure for Guaranteed Delivery

        If a Shareholder wishes to deposit Shares pursuant to the Offers and (a) the certificate(s) representing the Shares are not immediately available or (b) such person cannot deliver the certificates and all other required documents to the Depositary prior to the Expiry Time, such Shares may nevertheless be deposited provided that all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery in the form accompanying the Offers or a facsimile thereof is received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

  (c)
  the certificate(s) representing the deposited Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or a facsimile thereof in the appropriate form covering such shares and any other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary as set forth in the Letter of Transmittal on or before 4:30 p.m. (Eastern Standard Time) on the third trading day on the TSX after the Expiry Date.

        To be effective, the Notice of Guaranteed Delivery must be delivered by hand or courier, transmitted by facsimile or mailed to the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

General

        Shareholders are advised that use of the mail to transmit share certificates and Letters of Transmittal is at the Shareholder's risk. The Offeror recommends that share certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit; if such documents are mailed, the Offeror recommends that insured mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

        Holders of Shares registered in the name of a broker, dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those Shares.

        No fee or commission will be payable by a Shareholder who delivers such shares directly to the Depositary or utilizes the facilities of a Soliciting Dealer to accept the Offers.

Power of Attorney

        The execution of the Letter of Transmittal by a Shareholder irrevocably appoints the Offeror as the true and lawful agent, attorney and attorney in fact of that holder with respect to Shares deposited under the Offers and purchased by the Offeror (the "Purchased Shares") and with respect to any and all stock dividends, securities, rights, warrants or other interests or distributions accrued, declared, paid, issued, transferred, made or distributed on or in respect of the Purchased Shares on or after the date of the announcement of the Offers (collectively, "Other Securities"). This appointment is effective from and after the date that the Offeror takes up and pays for the Purchased Shares (the "Effective Date") and affords the Offeror full power of substitution (such power of attorney being coupled with an interest being irrevocable), in the name and on behalf of the holder who deposited such Shares, to:

  (a)
  register, record, transfer and enter the transfer of the Purchased Shares and any Other Securities on the books of Hollinger;

  (b)
  vote, execute and deliver any instruments of proxy, authorizations and consents in form and on terms satisfactory to the Offeror in respect of any Purchased Shares and any or all Other Securities, revoke any such instrument, authorization or consent given prior to or after the Effective Date, designate in any such instruments of proxy any person(s) as the proxy or the proxy nominee(s) of the Shareholder in respect of such Purchased Shares and such Other Securities for all purposes;

  (c)
  execute, endorse and negotiate any cheques or other instruments representing any distribution payable to the holder; and

  (d)
  exercise any and all other rights of a holder of Purchased Shares and any Other Securities.

        Additionally, a Shareholder who executes a Letter of Transmittal agrees, from and after the date on which the Offeror purchases the Purchased Shares:

  (a)
  not to vote any of the Purchased Shares or Other Securities at any meeting of holders of such securities;

  (b)
  not to exercise any other rights or privileges attached to any such securities; and

  (c)
  to deliver to the Offeror any and all instruments of proxy, authorizations or consents received in respect of all such securities.

        At the date on which the Offeror purchases the Purchased Shares, all prior proxies given by the holder of such Purchased Shares with respect thereto and to such Other Securities shall be revoked and no subsequent proxies may be given by that holder with respect thereto.

Depositing Shareholders' Representations and Warranties

        The deposit of Shares pursuant to the procedures herein will constitute a binding agreement between the Shareholder and the Offeror upon the terms and subject to the conditions of the Offers, including the Shareholder's representations and warranties that: (i) such Shareholder has full power and authority to deposit, sell, assign and transfer the Shares (and any Other Securities) being deposited and has not sold, assigned or transferred or agreed to sell, assign or transfer any of such Shares (and Other Securities) to any other person; (ii) such Shareholder owns the Shares (and any Other Securities) being deposited within the meaning of applicable securities laws; (iii) the deposit of such Shares (and any Other Securities) complies with applicable securities laws; and (iv) when such Shares (and any Other Securities) are taken up and paid for by the Offeror, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities whatsoever.

4.     Conditions of the Offers

Common Shares

        The Offeror may withdraw the Offer for Common Shares and not take up and/or pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Common Shares deposited under such Offer, unless each of the following conditions has been satisfied or has been waived by the Offeror at or prior to the Expiry Time:

  (a)
  Ravelston, Lord Black and the Ravelston Subsidiaries shall have validly deposited all of the Lord Black Shares and the Ravelston Shares, free and clear of all Encumbrances, under the Offers and not withdrawn any of the Lord Black Shares or the Ravelston Shares;

  (b)
  the Governmental Entity approval and the termination of waiting periods under the HSR Act, the Investment Canada Act and the Competition Act shall have been obtained on terms and conditions reasonably satisfactory to the Offeror; provided, however, that any undertaking, agreement or arrangement requested by the Minister of Heritage Canada regarding any "cultural business" (as such term is defined in the Investment Canada Act) carried on by Hollinger or any of its subsidiaries that does not require the expenditure of monies, including an undertaking, agreement or arrangement to divest any or all of such cultural business, shall be deemed to be reasonably satisfactory to the Offeror;

  (c)
  (i)  no Governmental Order shall be in effect;

    (ii)
    no Governmental Entity shall have commenced, or made any bona fide threat to commence, any action, suit or proceeding seeking a Governmental Order; and

    (iii)
    no Law, regulation or policy shall have been proposed (and shall be reasonably likely to be enacted), enacted, promulgated or applied;

    in the case of (i), (ii) or (iii),

      (A)
      to prohibit the making of the Offers or, subject to compliance with applicable securities Laws, the purchase or sale of any of the Shares pursuant to the Offers;

      (B)
      to impose material limitations or conditions on the right of the Offeror (or any of its affiliates) to own the Shares or exercise full rights or benefits of ownership of the Shares;

      (C)
      which, if the Offers were consummated, would reasonably be expected to be Materially Adverse to Hollinger and its subsidiaries, taken as a whole; or

      (D)
      that would prevent the completion of the acquisition of the Shares pursuant to the Compulsory Acquisition Rights or any Subsequent Acquisition Transaction;

  (d)
  no action shall have been taken by or at the direction of Hollinger or any of its subsidiaries, and not subsequently rescinded or otherwise cured, that would (i) prevent the Offeror from taking up the Shares pursuant to the Offers, (ii) reasonably be expected, in the event that the Offeror did take up and pay for the Shares tendered in the Offers, to deny the Offeror the record or beneficial ownership, or to limit or restrict such ownership, of such Shares, (iii) affect materially and adversely any of the rights and privileges (including economic benefits and voting rights) that would attach to such Shares in the absence of such action or (iv) constitute a Transfer of, or an understanding, arrangement or agreement to Transfer, any assets, properties or businesses for gross consideration to, for or on behalf of International and its subsidiaries, including any liabilities to be assumed by a third party in connection therewith, in excess of 20% of the aggregate equity capitalization of International (valuing the common stock of International by reference to the per share value of the publicly traded common stock of International for the 10 trading days immediately preceding the earlier of (i) the date of public announcement or (ii) the consummation, of any such Transfer transaction or series of transactions announced on or after the date of the Support Agreement);

  (e)
  the accuracy in all material respects of the representations and warranties in the Support Agreement as of the date of the Support Agreement and as of the date the Offeror takes up the Ravelston Shares and the Lord Black Shares under the Offers except (i) to the extent any such representation and warranty speaks as of a different date, then such accuracy shall be measured as of such date, (ii) in the case of the representations and warranties contained in the Support Agreement with respect to the absence of certain claims, actions, proceedings, complaints, suits, investigations, inquiries or reviews pending or threatened against Ravelston, Lord Black, Hollinger or any of its subsidiaries (excluding International or its subsidiaries) or any of their respective properties or assets, the accuracy of such representations and warranties shall be measured only as of the date of the Support Agreement, and (iii) to the extent that any such representation and warranty is subject to a materiality or Materially Adverse qualification, any such representation and warranty shall be accurate in all respects after giving effect to such qualification;

  (f)
  the compliance in all material respects by Ravelston and Lord Black with their respective obligations in the Support Agreement;

  (g)
  subject to any Governmental Order or applicable Law, the Argus Preference Shares shall have been redeemed on the date the Offeror first takes up any Shares; and

  (h)
  the absence of (i) any suspension of, or limitation on prices for, trading in any Shares on the TSX (or any other exchange or quotation system on which the Shares may then be listed or quoted), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada, the

    United Kingdom or the United States by any Governmental Entity, or (iii) the commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving Canada, the United Kingdom or the United States which could reasonably be expected to be Materially Adverse to Hollinger and its subsidiaries, taken as a whole, or to delay the consummation of the Offers.

        On January 26, 2004, International announced that its Corporate Review Committee had purportedly approved a shareholder rights plan for International and that International had filed a lawsuit in Delaware Chancery Court challenging certain actions taken or contemplated by Hollinger and Lord Black. If the Delaware Chancery Court finds the shareholder rights plan to be effective, and if the rights are validly issued in accordance with the terms of the plan, or if the relief sought by the Corporate Review Committee is granted by the Delaware Chancery Court, certain of the conditions to the Offers may become incapable of being satisfied. See "Material Changes and Material Facts".

Series II Preference Shares and Series III Preference Shares

        The Offers for the Series II Preference Shares and the Series III Preference Shares are subject only to the condition that the Lord Black Shares and the Ravelston Shares shall have been taken up under the Offers in accordance with the terms of the Support Agreement.

General

        The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances and may be waived by the Offeror in its sole discretion, in whole or in part, individually or collectively, at any time and from time to time without prejudice to any other rights that the Offeror may have under the Offers. The failure by the Offeror at any time to exercise any of the above conditions shall not be deemed a waiver of any such condition, the waiver of any such condition with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such condition shall be deemed an ongoing condition that may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the conditions set out above shall be final and binding.

        Any waiver of a condition or the withdrawal of the Offers shall be effective upon written notice to that effect given by the Offeror to the Depositary at its principal office in Toronto. The Offeror will, forthwith after giving any such notice, make a public announcement of such waiver or withdrawal and cause the Depositary, if required by Law, to give notice to the Shareholders in the manner set forth in Section 10 of the Offers, "Notice", as soon as practicable thereafter. If the Offers are withdrawn in accordance with the terms hereof, the Offeror shall not be obligated to take up and pay for any Shares deposited under the Offers and the Depositary will return all certificates for deposited Shares and the accompanying Letters of Transmittal and related Notices of Guaranteed Delivery to the persons who deposited such documents.

5.     Extension of the Expiry Date or Variation or Change of the Offers

        The Offers are open for acceptance until, but not after, the Expiry Time, unless the Offers are withdrawn or the Offer Period is extended.

        Subject to the terms of the Support Agreement, the Offeror reserves the right, in its sole discretion, at any time and from time to time while an Offer is open for acceptance, to extend the Offer Period in respect of such Offer or to vary such Offer by giving written notice or other communication (confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 10 of the Offers, "Notice", to all Shareholders whose Shares have not been taken up prior to the extension or variation. The Offeror shall, as soon as possible after giving notice of an extension or variation to the Depositary, make a public announcement of the extension or variation and provide a copy of the notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary at its principal office in Toronto.

        Notwithstanding the foregoing, an Offer may not be extended by the Offeror if all of the terms and conditions thereof, except those waived by the Offeror, have been fulfilled or complied with unless the Offeror first takes up and pays for all Shares deposited under such Offer and not withdrawn. In addition, pursuant to the Support Agreement, the Offeror may amend, modify or change the Offers without the consent of Ravelston and Lord Black only to (i) increase the price of the Offers, (ii) waive conditions to the Offers or (iii) extend the Offers if such extension (A) is required to satisfy any condition of the Offers or (B) is made after all of the Ravelston Shares and the Lord Black Shares then tendered to the Offers have been taken up and paid for. Further, the Offeror will extend the Offers to the extent necessary to (A) obtain certain regulatory approvals applicable to the completion of the transactions contemplated by the Offers and allow all required waiting periods applicable to the completion of such transactions to terminate or expire pursuant to the HSR Act, the Investment Canada Act and the Competition Act or (B) if Argus is prevented by Governmental Order or applicable Law from redeeming any of the Argus Preference Shares on the date that the Offeror takes up and pays for the Ravelston Shares held directly by the Ravelston Subsidiaries, ensure that the Ravelston Shares owned by the Ravelston Subsidiaries may be tendered to the Offers in compliance with the organizational and governance documents of Argus and the Ravelston Subsidiaries, but in no case shall the Offer Period be extended past 180 days after the date of this Offering Circular without the mutual consent of PHIL, Ravelston and Lord Black.

        Where the terms of one or more of the Offers are varied, such Offer(s) will not expire before 10 days after the notice of such variation has been mailed to Shareholders, unless the variation consists solely of the waiver of a condition of such Offer(s) or unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities.

        If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offers, a change occurs in the information contained in the Offers or the Offering Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offers (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto, and will, at the expense of the Offeror, cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 10 of the Offers, "Notice", to all Shareholders whose Shares have not been taken up under the Offers at the date of the occurrence of the change, if required by applicable Law. As soon as practicable after giving notice of a change in information to the Depositary, the Offeror will make a public announcement of the change in information and provide a copy of the notice thereof to the TSX.

        During any such extension or in the event of any variation or change in information, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offers and may be accepted for purchase by the Offeror in accordance with the terms hereof, subject to Section 7 of the Offers, "Right to Withdraw". An extension of the Expiry Time, a variation of the Offers or a change in information does not constitute a waiver by the Offeror of any of its rights under Section 4 of the Offers, "Conditions of the Offers". If the consideration being offered for any of the classes of Shares under the Offers is increased, the increased consideration will be paid to all depositing Shareholders whose Shares of the same class are taken up under the Offers.

6.     Take Up of, and Payment for, Deposited Shares

        If all conditions referred to in Section 4 of the Offers, "Conditions of the Offers", in respect of one or more Offers have been fulfilled or have been waived by the Offeror at or prior to the Expiry Time for any class of Shares, the Offeror will, on the Expiry Date, take up the Shares of that class validly deposited under such Offer(s) and not withdrawn. Any Shares taken up will be paid for on the business day of the take up of such Shares. Any Shares deposited pursuant to an Offer after the first date on which such Shares have been taken up by the Offeror will be taken up and paid for within 10 days of such deposit.

        Subject to applicable Law and the terms of the Support Agreement, the Offeror expressly reserves the right to delay taking up and paying for any Shares or, on or after the Expiry Time, to terminate the Offers (or any of them) and not take up or pay for any Shares thereunder if any condition specified in Section 4 of the Offers, "Conditions of the Offers", with respect to such Shares is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary at its principal office in Toronto. Subject to the terms of the Support Agreement, the Offeror also expressly reserves the right to delay taking up and paying for Shares in order to comply, in whole or in part, with any applicable Law. The Offeror will not, however, take up and pay for Shares deposited under an Offer unless it simultaneously takes up and pays for all such Shares then validly deposited under such Offer.

        The Offeror will be deemed to have taken up and accepted for payment Shares validly deposited and not withdrawn pursuant to an Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary at its principal office in Toronto to that effect.

        The Offeror will pay for Shares validly deposited under an Offer and not withdrawn by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to depositing Shareholders. Under no circumstances will interest accrue on the purchase price of Shares purchased by the Offeror or be paid by the Offeror or the Depositary to persons depositing Shares, regardless of any delay in making such payment.

        The Depositary will act as the agent of persons who have deposited Shares in acceptance of the Offers for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment thereof by persons depositing Shares.

        Settlement with each Shareholder who has deposited Shares under the Offers will be made by the Depositary forwarding a cheque payable in Canadian funds by first class mail representing the cash payment for the Shares taken up. Unless otherwise provided by the Support Agreement or directed by the Letter of Transmittal, the cheque will be issued in the name of the registered holder of the Shares so deposited. Unless the person depositing the Shares instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque will be sent to the address of the holder as shown on the register of Shareholders maintained by or on behalf of Hollinger. Cheques mailed in accordance with this paragraph will be deemed to be delivered and payment will be deemed to be made by the Offeror at the time of mailing.

7.     Right to Withdraw

        Except as otherwise provided in this Section 7, all deposits of Shares pursuant to an Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Shares deposited in acceptance of an Offer may be withdrawn by or on behalf of the depositing Shareholder:

  (a)
  at any time where the Shares have not been taken up by the Offeror prior to the receipt by the Depositary of the notice of withdrawal in respect of such Shares;

  (b)
  if the Shares have not been paid for by the Offeror within three business days after having been taken up; or

  (c)
  at any time before the expiration of the tenth day after the date upon which either:

  (i)
  a notice of change relating to a change that has occurred in the information contained in the Offer or in the Offering Circular (or any other notice of change or notice of variation relating to the Offer), which change is one that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer, is first mailed, delivered or otherwise properly communicated, unless such change is not within the control of the Offeror or its affiliates, but only if such deposited Shares have not been taken up by the Offeror as at the date of the occurrence of the change; provided that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer; or

    (ii)
    a notice of variation concerning a variation of the terms of the Offer (other than (A) a variation consisting solely of the waiver of one or more conditions of the Offer or (B) an increase in the consideration offered for Shares where the time for deposit is not extended for a period greater than 10 days) is first mailed, delivered or otherwise properly communicated, but only if such deposited Shares have not been taken up by the Offeror as at the date of the variation.

        Notice of withdrawal of deposited Shares must (i) be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or telecopy communication); (ii) be made by or on behalf of the depositing holder; (iii) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn; (iv) specify such person's name, the number of Shares to be withdrawn, the name of the registered holder of, and the certificate number shown on each certificate evidencing the Shares to be withdrawn; and (v) be actually received by the Depositary within the applicable time specified above. Any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal.

        If, as a result of the non-satisfaction of a condition that has not been waived, the Offeror is delayed in taking up or paying for Shares or is unable to take up or pay for Shares, then, without prejudice to the Offeror's other rights, Shares deposited under the Offers may not be withdrawn except to the extent that depositing holders thereof are entitled to withdrawal rights as set forth in Section 7 of the Offers, "Right to Withdraw", or pursuant to applicable Law.

        Withdrawals may not be rescinded. Any Shares withdrawn will be deemed not validly deposited for the purposes of the Offers, but may be redeposited at any subsequent time on or prior to the Expiry Time by following any of the applicable procedures described in Section 3 of the Offers, "Manner of Acceptance".

        In addition to the foregoing rights of withdrawal, holders of Shares in certain provinces of Canada are entitled to statutory rights of rescission in certain circumstances. See "Statutory Rights" in the Offering Circular.

        None of the Offeror, the Depositary or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice. All questions as to the validity (including the time of receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion which determination shall be final and binding.

8.     Return of Shares

        Any deposited Shares that are not taken up by the Offeror pursuant to the terms and conditions of the Offers will be returned, at the Offeror's expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal or termination of the Offers, by either sending certificates representing the Shares not purchased by first class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the share register maintained by or on behalf of Hollinger.

9.     Mail Service Interruption

        Notwithstanding any other provisions of the Offers, the Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques and other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed by a disruption of mail service. Holders of Shares entitled to cheques and/or other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which they deposited their Shares until such time as the Offeror has determined that delivery by mail will no longer be so delayed. Notwithstanding Section 6 of the Offers, "Take Up of, and Payment for, Deposited Shares", but subject to Section 10 of the Offers, "Notice", cheques and other relevant documents not mailed for the foregoing reason will, subject to applicable Law, be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Shares were deposited. Notice of any such determination by the Offeror shall be given to holders of Shares in accordance with Section 10 of the Offers, "Notice".

10.   Notice

        Except as otherwise provided herein, any notice which the Offeror or the Depositary may provide, give or cause to be given under the Offers will be deemed to have been properly given if mailed to the registered holders of Shares at their respective addresses appearing in the registers maintained in respect of such Shares and will be deemed to have been delivered and received on the mailing date. These provisions shall apply notwithstanding any accidental omission to provide or give notice to any one or more holders of Shares and notwithstanding interruption of mail service in Canada or elsewhere following mailing. In the event of any interruption of mail service, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Subject to the approval of the OSC and other applicable regulatory authorities, in the event of any interruption of mail service, any notice which the Offeror or the Depositary may provide, give or cause to be given under the Offers will be deemed to have been properly provided or given to or received by holders of Shares if (i) it is given to the TSX for dissemination through its facilities; (ii) it is published once in the National Edition of The Globe and Mail or The National Post; or (iii) it is given to the Canada Newswire Service.

11.   Dividends and Distributions

        If, on or after the date of the Offers, Hollinger should subdivide, consolidate or otherwise change any of the Shares or its capitalization or disclose that it has taken any such action, the Offeror may (in its sole discretion) make such adjustments as it deems appropriate to reflect such subdivision, consolidation or other change in the purchase price and other terms of the applicable Offer(s) including (without limitation) the type of securities offered to be purchased and the amounts payable therefor.

        Shares acquired pursuant to the Offers shall be acquired by the Offeror, free and clear of all Encumbrances, together with all rights and benefits arising therefrom including the right to any and all cash and stock dividends, securities, rights, warrants or other interests or distributions which may be accrued, declared, paid, issued, distributed, made or transferred on or in respect of such Shares and which are made payable or distributable to the holders of those Shares of record on a date on or after the date of the Offers. If Hollinger should declare or pay any cash or stock dividend or make any other distribution on, or issue any securities, rights, warrants or other interests or distributions in respect of, the Shares after the date of the Offers, such dividend, distribution or rights will be received and held by the depositing Shareholder for the account of the Offeror and (i) to the extent that cash dividends or cash distributions do not exceed the amount payable in cash to the tendering Shareholder by the Offeror pursuant to the Offers, the amount payable to the tendering Shareholder will be reduced by the amount of any such dividend or distribution; and (ii) the amount by which any cash dividend or distribution exceeds the amount payable in cash and the whole of any non-cash dividend, distribution or rights shall be remitted promptly and transferred by the depositing Shareholder to the Depositary or any other person designated by the Offeror for the account of the Offeror accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror shall be entitled to all rights and privileges as owner of any such dividend, distribution or rights and may deduct from the amount payable in cash by the Offeror pursuant to the Offers to the tendering Shareholder, the value thereof as determined by the Offeror in its sole discretion.

12.   Market Purchases

        The Offeror has no present intention of acquiring beneficial ownership of Shares while the Offers are outstanding other than pursuant hereto. However, the Offeror reserves the right to, and may, bid for or acquire, or cause an affiliate to bid for or acquire, directly or indirectly, beneficial ownership of Shares by making purchases through the facilities of the TSX, subject to applicable Law, at any time or from time to time prior to the Expiry Time. In no event will the Offeror make any such purchases of Shares until the third clear business day following the date of the Offers. The aggregate number of any Shares of a particular class beneficially acquired by the Offeror through the facilities of the TSX while the Offers are outstanding shall not exceed 5% of the outstanding Shares of such class on the date hereof.

13.   Unauthorized Representations

        No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, that information or representation must not be relied upon as having been authorized by the Offeror, the Dealer Manager or the Depositary.

14.   Other Terms

  (a)
  The Offers and all contracts resulting from acceptance hereof shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offers unconditionally and irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario and the courts of appeal therefrom with respect to any matter arising under or relating to any such agreement.

  (b)
  The provisions of the Definitions, the Summary, the Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offers, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offers.

  (c)
  The Offeror shall, in its sole discretion, be entitled to make a final and binding determination of all questions relating to the interpretation of the Offers, the Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offers and any withdrawals of Shares, including, without limitation, the satisfaction or non-satisfaction of any condition, the validity, time and effect of any deposit of Shares or notice of withdrawal of Shares, and the due completion and execution of the Letters of Transmittal. The Offeror reserves the right to waive any defect in acceptance with respect to any particular Share or any particular Shareholder. There shall be no obligation on the Offeror, the Soliciting Dealers or the Depositary to give notice of any defects or irregularities in acceptance and no liability shall be incurred by any of them for failure to give any such notification.

  (d)
  The Offeror reserves the right to transfer to one or more affiliated companies the right to purchase all or any portion of the Shares deposited pursuant to the Offers, but any such transfer will not relieve the Offeror of its obligations under the Offers and will in no way prejudice the rights of persons depositing Shares to receive payment for Shares validly deposited and accepted for payment pursuant to the Offers.

  (e)
  This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offers are not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offers would not be in compliance with the laws of any such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offers to Shareholders in any such jurisdiction.

DATED:    January 27, 2004

(Signed) SIR DAVID R. BARCLAY
President and a Director

The accompanying Offering Circular contains additional information relating to the Offers.

OFFERING CIRCULAR

        This Offering Circular is furnished in connection with the Offers dated the date hereof made by the Offeror to purchase all of the issued and outstanding Common Shares, Series II Preference Shares and Series III Preference Shares of Hollinger, including any such Shares that may become issued and outstanding on and following the date hereof but prior to the completion of the Offers, on the basis of $8.44 cash for each Common Share, $9.53 cash for each Series II Preference Share and $10.175 cash for each Series III Preference Share tendered to the Offers. The terms and conditions of the Offers are incorporated into and form part of the Offering Circular. Unless otherwise indicated, capitalized terms used in this Offering Circular have the meanings ascribed thereto in the Offers and the accompanying Definitions. Reference is made to the Offers for details of its terms and conditions.

        The information concerning Hollinger contained in the Offers and this Offering Circular has been taken from or based upon publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, the Offeror does not assume any responsibility for the accuracy or completeness of such information or for any failure by Hollinger to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror. Unless otherwise indicated, information concerning Hollinger is given as at January 25, 2004.

PRESS HOLDINGS INTERNATIONAL LIMITED

        Press Holdings International Limited is a privately-held company incorporated under the laws of Jersey, which is controlled by Sir David Barclay and Sir Frederick Barclay. PHIL was incorporated and organized solely for the purpose of acquiring Hollinger and has not otherwise carried on any business or activity. Press Holdings Limited, a company also controlled by Sir David Barclay and Sir Frederick Barclay, owns a group of newspapers in the U.K., including The Scotsman, Scotland on Sunday and The Business, which together with other U.K. privately-held businesses controlled by Sir David Barclay and Sir Frederick Barclay (including The Ritz Hotel, London, Littlewoods Stores and the mail order catalogue businesses Littlewoods and Shop Direct), have annual gross revenues of approximately US$7 billion.

THE OFFEROR

        The Offeror was incorporated under the CBCA on January 7, 2004 and is a wholly-owned direct subsidiary of PHIL. The Offeror was incorporated and organized solely for the purpose of making the Offers and has not otherwise carried on any business or activity. See "Source of Funds" in the Offering Circular. The registered office of the Offeror is located at 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6.

HOLLINGER INC.

General

        Hollinger is the continuing company, under the CBCA, resulting from the 1985 amalgamation of Argcen Holdings Inc., Hollinger Argus Limited (incorporated June 28, 1910) and Labmin Resources Limited. The address of Hollinger's registered and principal office is 10 Toronto Street, Toronto, Ontario, M5C 2B7.

        Hollinger is subject to the information reporting requirements of the CBCA, the securities laws of each of the provinces and territories of Canada and the policies of the TSX. Hollinger is required to file reports and other information with the securities regulatory authorities in each of the provinces and territories of Canada and with the TSX relating to its business, financial statements and other matters. Certain information as of particular dates concerning Hollinger directors and officers, their remuneration, stock options granted to them, the principal holders of Hollinger shares and any material interests of such persons in material transactions with Hollinger and other matters is required to be disclosed in prescribed form (subject to the requirements of applicable Law) in proxy statements to be distributed to Shareholders and filed with such securities regulatory authorities and the TSX.

        For detailed information concerning Hollinger and its business and financial affairs, reference is made to Hollinger's annual information form dated May 16, 2003, its management information circular dated

May 16, 2003 in respect of the annual and special meeting of Shareholders held on June 25, 2003, the material change reports dated May 23, 2003, June 12, 2003, November 27, 2003, January 19, 2004 and January 23, 2004, and the press releases and other public disclosure documents on the public file with the securities commissions and other similar regulatory authorities in Canada which can be accessed via the Internet at www.sedar.com.

        Pursuant to the provisions of the securities laws of the provinces and territories of Canada, the Board of Directors must send the Directors' Circular to all Shareholders in connection with the Offers, which circular, together with other information, must disclose any material changes in the affairs of Hollinger subsequent to the date of the most recent published financial statements of Hollinger.

Authorized Capital and Outstanding Shares of Hollinger

        The authorized capital of Hollinger consists of an unlimited number of Common Shares, an unlimited number of Series II Preference Shares and an unlimited number of Series III Preference Shares. As at January 18, 2004, 34,972,479 Common Shares, 3,775,990 Series II Preference Shares and 9,271,175 Series III Preference Shares were issued and outstanding. The authorized capital of Hollinger also consists of an unlimited number of Series I Exchangeable Non-Voting Preference Shares of which no shares were outstanding as of January 18, 2004. Each of the Shares is retractable at the option of the holder. The Common Shares are retractable at any time at the option of the holder at their retraction price (which is fixed from time to time) in exchange for International's Class A common stock of equivalent value or, at Hollinger's option, cash. On retraction, the Series II Preference Shares are exchangeable into a fixed number of shares of Hollinger's Class A common stock of International or, at Hollinger's option, cash of equivalent value. The Series III Preference Shares are currently retractable at the option of the holder for a cash payment of $9.50 per share plus any accrued and unpaid dividends and provide for redemption on April 30, 2004 at $10.00 per share plus any accrued and unpaid dividends. On May 20, 2003, Hollinger announced that retractions of Series II Preference Shares and Series III Preference Shares submitted on or after May 1, 2003 were suspended until further notice, due to liquidity concerns. The Common Shares, the Series II Preference Shares and the Series III Preference Shares are listed on the TSX under the symbols "HLG.C", "HLG.PR.B", and "HLG.PR.C", respectively. As of January 18, 2004, there were outstanding Options exercisable for an aggregate of 913,000 Common Shares at an exercise price of $13.72 per Common Share.

Senior Secured Notes

        Hollinger has outstanding US$120.0 million aggregate principal amount of Senior Secured Notes. The Senior Secured Notes are secured by a first priority lien on 10,108,302 shares of International's Class A common stock and 14,990,000 shares of International's Class B common stock owned directly or indirectly by Hollinger. As such, of Hollinger's shares in International, only 1,380,529 shares of International Class A common stock are unencumbered. Under the terms of the Senior Secured Notes, Hollinger is subject to certain financial covenants and other restrictions. As part of the terms of the Senior Secured Notes, Hollinger was required to cause an exchange offer registration statement to be declared effective with the SEC under the United States Securities Act of 1933, as amended, by November 4, 2003. Hollinger has indicated that the registration of the securities is not being sought until such time as International's special committee and Hollinger have completed their investigations and Hollinger's previously issued Annual Consolidated Financial Statements have been restated to reflect adjustments, if any, resulting from the investigations. As a result of this registration default, the annual interest rate on the Senior Secured Notes has increased by 0.5% per year from November 4, 2003. The additional interest amounts to US$1,644 per day or US$49,000 per month for the first 90 days. The amount of additional interest will increase by an additional 0.5% per year for any subsequent 90-day period until all registration defaults are cured, up to a maximum additional interest rate of 1.0% per year over the 11 7/8% interest rate on the Senior Secured Notes. If and when Hollinger cures this registration default, the interest rate on the Senior Secured Notes would revert immediately to the original level.

BACKGROUND TO THE OFFERS

        Sir David Barclay and Sir Frederick Barclay own or control interests in a number of retail, newspaper, hotel and other businesses and from time to time explore and conduct discussions with third parties with respect to possible acquisitions that are consistent with their business strategies.

        On May 23, 2003, Sir David Barclay contacted Lord Black (with whom Sir David Barclay had not spoken for approximately 18 years) to indicate his interest in a possible acquisition of Lord Black's interest in Hollinger. On May 29, 2003, Lord Black indicated to Sir David Barclay that Lord Black's interest in Hollinger was not for sale. However, on November 3, 2003, Lord Black indicated to Sir David Barclay that he was interested in exploring a possible disposal of his shares in Hollinger to Sir David Barclay. Following this contact, a number of discussions took place between Sir David Barclay and Lord Black to further explore the terms of a possible acquisition of Hollinger. On December 4, 2003, Sir David Barclay was informed that Lord Black had executed on November 15, 2003 a document titled "Restructuring Proposal" (the "Restructuring Proposal") with James R. Thompson and Gordon Paris, the chairmen of the Audit Committee and Special Committee, respectively, of International, which were investigating certain payments that had been made by International to Lord Black and certain of his associates and affiliated companies. Section 7 of the Restructuring Proposal provides, among other things, that during the pendency of the Strategic Process, in his capacity as the majority stockholder of Hollinger, Lord Black will not support a transaction involving ownership interests in Hollinger if such transaction would negatively affect International's ability to consummate a transaction resulting from the Strategic Process unless the Hollinger transaction is necessary to enable Hollinger to avoid a material default or insolvency. Subsequently, Sir David Barclay indicated to Lord Black that he did not intend to interfere with the Strategic Process. See "Purpose of the Offers and Plans for Hollinger".

        On December 9, 2003, Sir David Barclay instructed his legal counsel to prepare a draft non-binding proposal relating to the acquisition of the equity of Hollinger held directly or indirectly by Lord Black and Ravelston, an entity controlled by Lord Black. On December 18, 2003, Sir David Barclay sent a proposal to Lord Black. Such proposal contemplated, among other things, that any acquisition agreement would include an undertaking by PHIL not to take any actions that would cause Lord Black to breach Section 7 of the Restructuring Proposal. From December 18, 2003 to December 22, 2003, Sir David Barclay and Lord Black had numerous discussions to review the principal terms and conditions of the proposal. During the course of these discussions, Lord Black did not agree to, or execute any acceptance of, the proposal.

        On December 31, 2003, a draft of the Support Agreement was delivered to Lord Black and his legal counsel. The parties and their counsel spent the following 18 days negotiating the terms and conditions of the Support Agreement.

        On January 4, 2004, Lord Black advised PHIL that the standstill arrangement that he had entered into with International had been extended to prevent him from entering into an agreement with respect to a transaction involving the Lord Black Shares and the Ravelston Shares prior to January 18, 2004.

        On January 13, 2004, Lord Black advised Sir David Barclay that Lord Black had offered the Chairman of, and the counsel to, the Special Committee of International a right for International to match any bona fide offer for the Lord Black Shares and the Ravelston Shares.

        On January 14, 2004, PHIL, Ravelston and Hollinger entered into a confidentiality agreement with respect to information related to Hollinger. Thereafter, PHIL and its legal counsel began a due diligence review related to Hollinger.

        On January 16, 2004, Lord Black reported to Sir David Barclay that the offer of a right for International to match any bona fide offer for the Lord Black Shares and the Ravelston Shares that had been extended to the Chairman of, and counsel to, the Special Committee of International had been effectively declined.

        Between January 14 and 18, 2004 the parties and their legal counsel continued to negotiate the terms and conditions of the Support Agreement and related documents. On January 17, 2004, Lord Black advised PHIL that he had, on that day, delivered a written notice to the International board of directors informing them of his intention to enter into the proposed transaction with PHIL and the Offeror.

        Following delivery of the notice on January 17, 2004, the parties continued their negotiations of the Support Agreement. The Support Agreement was executed on Sunday, January 18, 2004. Promptly following the execution of the Support Agreement, PHIL sent a letter to each member of the board of directors of International, (i) discussing the benefits to International and its stockholders of the proposed transaction with PHIL, including the Offers, (ii) requesting an opportunity to meet with the International board of directors to discuss the transaction, and (iii) noting PHIL's intention not to interfere with the Strategic Process or the investigation by the special committee of the board of directors of International (the "Special Committee") of certain allegations regarding related party transactions involving Lord Black and certain of his associates and affiliated companies. See "Purpose of the Offers and Plans for Hollinger". A press release announcing the signing of the Support Agreement and containing the text of the letter to the International board of directors was issued later that day. For a description of the terms and conditions of the Support Agreement, see "Agreements Relating to the Offers — Support Agreement".

        See "Material Changes and Material Facts" for a description of certain other developments in respect of the Offers.

PURPOSE OF THE OFFERS AND PLANS FOR HOLLINGER

        The purpose of the Offers is to enable the Offeror to acquire the entire equity interest in Hollinger. Accordingly, the Offeror's current intention is to acquire any Shares not taken up under the Offers through a Compulsory Acquisition Right or Subsequent Acquisition Transaction. See "Acquisition of Shares not Deposited under the Offers" below. It is possible that, as a result of: (i) delays in the Offeror's ability to effect such a transaction; (ii) information hereafter obtained by the Offeror; (iii) changes in general or economic market conditions or in the business of Hollinger; or (iv) other currently unforeseen circumstances, such transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. The Offeror expressly reserves the right not to exercise a Compulsory Acquisition Right or propose a Subsequent Acquisition Transaction or to propose a Subsequent Acquisition Transaction on terms other than as described herein.

        If the Offeror decides not to exercise a Compulsory Acquisition Right (subject to the requirements of the CBCA) or proposes a Subsequent Acquisition Transaction but cannot obtain the required approvals, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or taking no further action to acquire additional Shares. Any additional purchases of Shares could be at a price greater than, equal to or less than the prices to be paid for Shares under the Offers and could be for cash or other consideration. Alternatively, the Offeror may sell or otherwise dispose of any or all Shares acquired pursuant to the Offers or otherwise. Such transactions may be effected on terms and at prices then determined by the Offeror which may vary from the amount and form of consideration paid for Shares pursuant to the Offers.

        If Hollinger becomes a wholly-owned subsidiary of the Offeror, the Offeror may continue to operate Hollinger as a wholly-owned subsidiary, Hollinger may be amalgamated with or wound-up into the Offeror or an affiliate of the Offeror and/or the Offeror may transfer some or all of its interests in Hollinger to an affiliate.

        If permitted by applicable Law, subsequent to completion of the Offers, the exercise of any Compulsory Acquisition Right or the completion of any Subsequent Acquisition Transaction, the Offeror intends to delist the Shares from the TSX and to cause Hollinger to cease to be a reporting issuer under Canadian securities laws.

        The Offeror reserves the right, before and after the Expiry Time, to purchase Shares in the open market or otherwise, to the extent permitted by applicable Law.

        As set forth in a letter sent to the board of directors of International on January 18, 2004, PHIL and the Offeror do not intend to interfere with either the Strategic Process or the investigation by the Special Committee of certain allegations regarding related party transactions involving Lord Black and certain of his associates and affiliated companies. In reliance on Lord Black's assurance in the Support Agreement that PHIL is not required to vote (or act by written consent with respect to) the shares of the Class A common stock or the Class B common stock of International held, directly or indirectly, by Hollinger in favour or not against any such transaction, PHIL has agreed in the Support Agreement not to take any action that negatively affects the ability of International to consummate a transaction resulting from the Strategic Process.

        PHIL and the Offeror acknowledge that upon consummation of the Offers, unless otherwise determined under applicable Law, they will be subject to limitations on their ability to effect certain "business combinations" involving International pursuant to Section 203 of the Delaware General Corporation Law, unless they obtain the approval of the board of directors of International and such business combination is authorized at an annual or special meeting of International stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the shares of International voting stock not held by them.

        Under the Support Agreement, PHIL agreed that after taking up and paying for the Ravelston Shares it will, if so requested in writing by Hollinger, provide or cause to be provided up to $26,400,000 in debt or other financing to Hollinger on terms and conditions reasonably satisfactory to PHIL for the purpose of allowing a subsidiary of Hollinger to satisfy its obligations to International under that certain Amended Promissory Note dated March 10, 2003, if still outstanding on such date.

        PHIL and the Offeror are currently considering a number of options with respect to the Senior Secured Notes, including, but not limited to, the repurchase, redemption or refinancing of the Senior Secured Notes.

AGREEMENTS RELATING TO THE OFFERS

Support Agreement

        On January 18, 2004, PHIL entered into the Support Agreement with each of Ravelston and Lord Black. The text of the Support Agreement was filed by Lord Black, Ravelston and Hollinger with the SEC as an exhibit to their Schedule 13D/A, Amendment 15, with respect to International on January 20, 2004, and can be accessed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of those documents can be requested, upon payment of a duplicating fee, by writing to the SEC. The SEC can be contacted at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's address is www.sec.gov. The following is a summary of the principal terms of the Support Agreement, which summary is not intended to be complete. Reference is made to the Support Agreement for a complete description and the full text of its provisions.

The Offers

        Under the Support Agreement, PHIL agreed to cause the Offeror to make the Offers. PHIL also agreed that the Offeror may amend, modify or change the Offers without the consent of Ravelston and Lord Black only to (i) increase the price of the Offers, (ii) waive conditions to the Offers or (iii) extend the Offers if such extension (A) is required to satisfy any condition of the Offers or (B) is made after all of the Ravelston Shares and the Lord Black Shares then tendered to the Offers have been taken up and paid for. The Offeror is required to extend the Offers to the extent necessary to (A) obtain certain regulatory approvals applicable to the completion of the transactions contemplated by the Offers and allow all required waiting periods applicable to the completion of such transactions to terminate or expire pursuant to the HSR Act, the Investment Canada Act and the Competition Act or (B) if Argus is prevented by Governmental Order or applicable Law from redeeming any of the Argus Preference Shares on the date that the Offeror takes up and pays for the Ravelston Shares held directly by the Ravelston Subsidiaries, ensure that the Ravelston Shares owned by the Ravelston Subsidiaries may be tendered to the Offers in compliance with the organizational and governance documents of Argus and the Ravelston Subsidiaries, but in no case shall the Offer Period be extended past 180 days after the date of this Offering Circular without the mutual consent of PHIL, Ravelston and Lord Black.

Irrevocable Lock-Up

        As of January 18, 2004, the Ravelston Shares and the Lord Black Shares constituted, in the aggregate, 27,363,170 Common Shares (representing approximately 78.24% of the outstanding Common Shares), 1,678,002 Series II Preference Shares (representing approximately 44.44% of the outstanding Series II Preference Shares) and no Series III Preference Shares. Pursuant to and subject to the terms of the Support Agreement, each of

Ravelston and Lord Black agreed irrevocably and unconditionally to deposit or cause to be deposited under the Offers, and to not withdraw, all of the Ravelston Shares and the Lord Black Shares, respectively. Subject to Lord Black's fiduciary duties as a director of Hollinger and to certain obligations of Lord Black under the Restructuring Proposal, each of Ravelston and Lord Black further agreed not to take any action that may in any way adversely affect, or reduce the likelihood of, the successful completion of the Offers and further agreed not to transfer their Shares and to exercise or cause the exercise of all voting rights attaching to the Shares in favour of, and against any action or transaction that would impede, the Offers and related transactions.

No Solicitation

        Under the Support Agreement, each of Ravelston and Lord Black agreed not to directly or indirectly solicit or encourage, or participate in any discussions or negotiations or enter into any agreement with, any third party regarding any transaction involving Hollinger with the economic effect of a sale, and to immediately terminate any such discussions or negotiations in progress as of the date of the Support Agreement. Ravelston and Lord Black are obligated to notify PHIL immediately after receipt of any proposal for, or inquiry respecting, any such transaction or any request for non-public information in connection with such a proposal or inquiry.

Representations and Warranties of Ravelston and Lord Black

        The Support Agreement contains various representations and warranties of Ravelston and Lord Black, including customary representations concerning the Ravelston Shares and the Lord Black Shares and certain representations and warranties as to the business, operations and properties of Ravelston, the Ravelston Subsidiaries, Hollinger and its subsidiaries addressing matters such as: capitalization; the accuracy of Hollinger's financial statements and public disclosure documents; the absence of undisclosed liabilities; the absence of undisclosed non-arm's length transactions; the absence of any material adverse change since December 31, 2002; voting rights attached to the International Class B common stock; the absence of undisclosed pending or threatened claims, actions, proceedings, complaints, suits, investigations, inquiries or reviews; compliance with Law; Hollinger's net consolidated indebtedness; and the absence of any undisclosed indemnification claims by Ravelston, Lord Black or any related party.

Covenants of Ravelston and Lord Black

        Affiliate Arrangements.    Ravelston and Lord Black agreed under the Support Agreement not to, and to use their respective commercially reasonable efforts to ensure that persons affiliated with Ravelston and/or Lord Black do not, enter into, modify or waive (except as expressly set forth in the Support Agreement) any provision of any agreement, arrangement or other transaction to which any of them, on the one hand, and Hollinger or any of its subsidiaries, on the other hand, is a party or by which any of their respective properties or assets are bound. Upon the take up and payment of the Ravelston Shares and the Lord Black Shares, Ravelston and Lord Black also agreed to repay to Hollinger and its subsidiaries any amounts then due and owing, or that are otherwise finally determined to be due and owing, to Hollinger or its subsidiaries pursuant to such arrangements, and to terminate, or use their respective commercially reasonable efforts to cause to be terminated, as applicable, any such arrangement, with certain exceptions, on terms satisfactory to PHIL, acting reasonably.

        Reimbursement of Indemnification.    Pursuant to the Support Agreement, if any amount is paid to Lord Black or Lady Black by Hollinger or one of its subsidiaries in respect of a claim for indemnification or advancement of expenses in respect of which claim insurance coverage is denied, in whole or in part, Lord Black agrees to promptly pay to the Offeror (A) the entire amount by which the claim paid by Hollinger or its applicable subsidiary (other than International and its subsidiaries) exceeds the insurance proceeds actually received by Hollinger or its subsidiary in respect of such claim, and (B) 30.3% of the amount of such excess where the claim was paid by International or one of its subsidiaries. PHIL agreed that such amounts represent the exclusive remedy of PHIL and its subsidiaries with respect to reimbursement or recovery of any claim against Lord Black or Lady Black for any indemnification of or advancement of expenses to Lord Black or Lady Black by Hollinger or any of its subsidiaries, but not in respect of any controversy not arising from such indemnification payments or reimbursement of expenses.

        Argus Approvals.    Ravelston and Lord Black agreed, unless prevented by Governmental Order or applicable Law, to cause Argus to redeem all of the Argus Preference Shares in accordance with their respective terms on the date the Offeror takes up and pays for the Ravelston Shares held by Ravelston Subsidiaries. If Argus is prevented by Governmental Order or applicable Law from so redeeming the Argus Preference Shares, Ravelston and Lord Black have agreed to cause Argus to (A) cooperate and consult with PHIL in determining and implementing a course of action or mechanism that is acceptable to PHIL (acting reasonably) to permit the Ravelston Shares held by the Ravelston Subsidiaries to be tendered to the Offers in the manner contemplated by the Support Agreement in compliance with applicable Law and the provisions of the organizational and governance documents of Argus and the Ravelston Subsidiaries and (B) take or implement such course of action or mechanism (including an offer by Ravelston to purchase all of the Argus Preference Shares at their respective redemption prices, provided that sufficient funds from the proceeds of the Offers are available to Ravelston and Lord Black to effect such purchase on the date the Offeror takes up and pays for the Ravelston Shares held by the Ravelston Subsidiaries) as promptly as reasonably practicable and in a manner acceptable to PHIL. In this event, PHIL has agreed that it will cause the Offeror to extend the Offer Period (up to a maximum of 180 days from the date of this Offering Circular) and that it will not take up and pay for the Ravelston Shares held by the Ravelston Subsidiaries until such Shares may be tendered to the Offers in compliance with applicable Law and the provisions of the organizational and governance documents of Argus and the Ravelston Subsidiaries.

        Options.    Under the Support Agreement, Ravelston and Lord Black agreed that they will not exercise and, upon the take up and payment for the Ravelston Shares and the Lord Black Shares pursuant to the Offers, they will surrender to Hollinger for termination, and will use their reasonable best efforts to ensure that Ravelston's directors, officers and employees or any other persons affiliated with Ravelston and/or Lord Black do not exercise, and at the completion of the Offers will surrender to Hollinger for termination, all Options that are "out-of-the-money" (as compared to the applicable Offer price) as of the date of the Support Agreement.

        Other Covenants.    The Support Agreement contains additional covenants by Ravelston and Lord Black, including an agreement that upon take-up and payment for the Ravelston Shares and the Lord Black Shares that Lord Black and Lady Black will resign as directors and officers of Hollinger and each of its subsidiaries and will use their reasonable best efforts to assist in securing the resignation of others designated by PHIL, together with covenants of a customary nature to use their respective reasonable best efforts to: cause the business and affairs of Hollinger and its subsidiaries to operate in the ordinary course as currently conducted and with a view to the best interests of Hollinger and its public shareholders; provide access to Hollinger's properties, records and executives to PHIL and the Offeror; and obtain all waivers, consents, and approvals that are necessary or desirable to complete the Offers.

Indemnities and Escrows

        Indemnification of Offeror.    Under the Support Agreement, Ravelston and Lord Black agreed jointly and severally to indemnify PHIL, the Offeror and certain other parties in respect of any losses relating to the breach of any representation or warranty made by Ravelston and/or Lord Black or any failure to perform any covenant, obligation or agreement on the part of Ravelston and/or Lord Black contained in the Support Agreement, provided that none of (i) any indemnification payment or advancement of expenses or reimbursement therefor described under "Reimbursement of Indemnification", (ii) any payment by or on behalf of Hollinger as described under "International Amount Escrow Fund" or (iii) the repayment of any obligation that Lord Black or Ravelston satisfies as described under "Affiliate Arrangements", will give rise to additional indemnification obligations. This indemnification obligation is subject, in certain circumstances, to a deductible of US$5 million and maximum aggregate liability of US$70 million.

        International Amount Escrow Fund.    The Offeror, on behalf of Ravelston and Lord Black, will deposit into an escrow account US$16,550,000 of the funds to be paid for the Ravelston Shares and the Lord Black Shares pursuant to the Offers (the "International Amount Escrow Fund"). If, on or prior to December 31, 2005, a Governmental Entity shall have issued a final and non-appealable Governmental Order providing (a) for the repayment or reimbursement by Hollinger of all or a portion of the International Amount to International or any of its subsidiaries in respect of certain non-compete payments made by International or its subsidiaries to Hollinger, Hollinger will be permitted to direct the escrow agent to pay promptly (without consent or approval of Ravelston and Lord Black) the applicable amount to International or any of its subsidiaries determined in accordance with such Governmental Order from the International Amount Escrow Fund, with the amount remaining in the International Amount Escrow Fund to be paid to Ravelston and Lord Black or (b) that Hollinger is entitled to retain all of the International Amount, then in such case, the escrow agent is obligated to pay the amount in the International Amount Escrow Fund to Ravelston and Lord Black. In the event that no such order has been issued as of December 31, 2005, the International Amount Escrow Fund shall be paid to Ravelston and Lord Black.

        Notwithstanding the foregoing, in the event that, at or prior to the time that the Offeror pays for the Ravelston Shares and the Lord Black Shares pursuant to the Offers, (i) International has agreed that it will no longer seek or assist any other person in seeking repayment or reimbursement by Hollinger of all or a portion of the International Amount to International or any of its subsidiaries or (ii) any obligation of Hollinger for such repayment or reimbursement shall otherwise have been fully satisfied, then the Offeror will not deposit the International Amount Escrow Fund (or the applicable portion thereof) with the escrow agent and the International Amount Escrow Fund (or the applicable portion thereof) will be delivered to the Depositary for delivery to Ravelston and Lord Black at the same time as the remainder of the aggregate consideration for the Shares is delivered to the Depositary.

        Indemnification Escrow Fund.    As security for the obligations of Lord Black and Ravelston described above under "Indemnification of Offeror", "Reimbursement of Indemnification" and "Affiliate Arrangements", the Offeror will deposit with an escrow agent US$44 million of the consideration payable for the Ravelston Shares and the Lord Black Shares pursuant to the Offers.

        Indemnity of Hollinger.    If a determination is made in any civil, criminal or administrative proceeding to which Lord Black or Lady Black is made a party by reason of having been a director or officer of Hollinger or any of its subsidiaries or of Ravelston that (i) he or she did not act honestly and in good faith with a view to the best interests of Hollinger or its applicable subsidiary and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had no reasonable grounds for believing that his or her conduct was lawful, and as the proximate and primary cause thereof Hollinger or any of its subsidiaries suffers any monetary loss or other liability (including for amounts previously advanced to Lord Black or Lady Black, as applicable, by Hollinger or any of its subsidiaries), Lord Black agreed to promptly pay to Hollinger or its applicable subsidiary its direct, out-of-pocket costs and expenses incurred in connection with such proceeding (net of insurance proceeds received).

Guarantee

        Lord Black has guaranteed the performance by Ravelston of its obligations under the Support Agreement.

Covenants of PHIL

        Directors' and Officers' Insurance.    Ravelston has agreed that prior to the taking up and payment for the Ravelston Shares and the Lord Black Shares, Ravelston will use its reasonable best efforts to assist Hollinger in obtaining, effective as of the taking up and payment for the Ravelston Shares and the Lord Black Shares pursuant to the Offers, directors' and officers' liability insurance in respect of acts or omissions prior to the taking up and payment for such Shares by directors and officers of Hollinger and its subsidiaries (other than International and its subsidiaries) for a coverage period not exceeding six years after the take up and payment for such Shares. Hollinger's payment obligation for such insurance will not exceed US$1,000,000 in the aggregate.

        Financing of Hollinger.    Under the Support Agreement, PHIL has agreed that on successful completion of the Offers it will, if so requested in writing by Hollinger, provide or cause to be provided up to $26,400,000 in debt or other financing to Hollinger on terms and conditions reasonably satisfactory to PHIL for the purposes of allowing a subsidiary of Hollinger to satisfy certain of its obligations to International.

        International Strategic Process.    On November 17, 2003, the full board of directors of International announced that it had engaged Lazard LLC as financial advisor to pursue a range of alternative strategic transactions for International. In reliance on Lord Black's assurance in the Support Agreement that PHIL is not required to vote (or act by written consent with respect to) the shares of the Class A common stock or the Class B common stock of International held, directly or indirectly, by Hollinger in favour or not against any such transaction, PHIL has agreed in the Support Agreement not to take any action that negatively affects the ability of International to consummate a transaction resulting from the Strategic Process.

        Enterprise Act 2002.    Under the Support Agreement, PHIL has agreed to make all notifications concerning the Offers to the United Kingdom Office of Fair Trading and the United Kingdom Office of Communications that are required pursuant to the Enterprise Act 2002 (United Kingdom), as amended. PHIL has also agreed that if, prior to the time that the Offeror has taken up and paid for the Shares, the transaction is referred to the Competition Commission, it shall give and comply with (i) undertakings that pending the outcome of the reference, HI UK Holdings Limited and its subsidiaries will be maintained as a viable going concern, held separate from all other businesses of PHIL or its affiliates and not transferred to any other person, and (ii) such other undertakings as can reasonably be given by PHIL or its affiliates to allow the Offeror to take up and pay for the Shares pursuant to the terms of the Offers in full compliance with the Enterprise Act, and without the need for PHIL or any of its affiliates to seek the consent of the Secretary of State for Trade and Industry under Schedule 7 or the Competition Commission under Section 78 in relation to such taking up of, and payment for, Shares.

        Assumption of Certain Obligations.    The Support Agreement provides that PHIL will make commercially reasonable efforts to assume, from and after the time of the taking up of and payment for the Ravelston Shares and the Lord Black Shares, the obligations of Ravelston and RMI under certain support agreements pursuant to which Ravelston and/or RMI are obligated to make support payments to Hollinger. In the absence of a full and effective assumption of such obligations that is reasonably satisfactory to Ravelston, PHIL has agreed to make or cause to be made any payment on behalf of Ravelston or RMI then due and owing to Hollinger or any of its subsidiaries under any of the said agreements after giving effect to any applicable grace periods and, if applicable, discharge any other performance obligations of Ravelston or RMI thereunder, provided that neither PHIL nor any of its affiliates shall be required to comply with any restrictions or limitations under the said agreements governing the business, operations, capital, financial conditions or other affairs of PHIL and its affiliates to which Ravelston or RMI may be subject under any such agreement.

Termination

        Ravelston and Lord Black acting jointly, when neither is in default in performance of their respective obligations under the Support Agreement, are entitled to terminate the Support Agreement if:

  (a)
  subject to certain limited exceptions, the Offers have not been commenced on or before January 28, 2004;

  (b)
  PHIL breaches any of its representations, warranties or covenants in the Support Agreement in any material respect (or in any respect to the extent any such representation, warranty or covenant is already subject to a materiality or Materially Adverse qualifier) and such breach has not been remedied within three business days after written notice of such breach to PHIL and the Offeror;

  (c)
  the Offers (or any amendment or modification thereof or change thereto, except for an increase to the Offer Price or the waiver of one or more conditions of the Offers) do not conform in all material respects with the terms and conditions of the Offers as set out in the Support Agreement;

  (d)
  the Offers expire in accordance with their terms without the Offeror taking up, or if after having taken up, the Offeror has not paid for, all of the Ravelston Shares or Lord Black Shares tendered in accordance with the terms of the Offers;

  (e)
  a Governmental Entity shall issue a Governmental Order that permanently enjoins or otherwise prohibits the consummation of the Offers; or

  (f)
  the Offeror has not taken up and paid for the Ravelston Shares or the Lord Black Shares within 180 days following the commencement date of the Offers.

        PHIL, when not in default of the performance of its obligations under the Support Agreement, is entitled to terminate the Support Agreement if:

  (a)
  Ravelston or Lord Black breach any of their representations, warranties or covenants in the Support Agreement in any material respect (or in any respect to the extent any such representation, warranty or covenant is already subject to a materiality or Materially Adverse qualifier) and such breach has not been remedied within three business days after written notice of such breach to Ravelston and Lord Black; or

  (b)
  any of the conditions to the Offers have not been satisfied and have not been waived in writing by the Offeror, or the Offeror has determined (acting reasonably) that one or more conditions to the Offers are not capable of satisfaction, within 180 days following the commencement date of the Offers.

COMMITMENTS TO ACQUIRE SECURITIES OF HOLLINGER

        No equity securities of Hollinger are covered by any commitments made by the Offeror, or any director or senior officer of the Offeror and, to the knowledge of the directors and officers of the Offeror after reasonable inquiry, no equity securities of Hollinger are covered by any commitments made by any associate or affiliate of the Offeror, by any associate of any director or senior officer of the Offeror, by any person or company holding more than 10% of any class of equity securities of the Offeror or by any person or company acting jointly or in concert with the Offeror, except for the commitments to acquire Shares under the Offers pursuant to the Support Agreement.

MATERIAL CHANGES AND MATERIAL FACTS

        On November 17, 2003, International announced the Strategic Process and certain board and management changes, including the resignation of Lord Black as Chief Executive Officer of International. At the same time, International also announced that it was seeking repayment of the International Amount from Hollinger.

        On November 21, 2003, Hollinger announced that all four independent directors of Hollinger had resigned.

        On December 9, 2003, Cardinal Value Equity Partners, LP, filed a complaint in the Court of Chancery for the State of Delaware, in and for New Castle County, against present and former directors of International, including Lord Black, as well as certain other defendants. Plaintiff, which purports to bring this action as a shareholders' derivative action on behalf of nominal defendant International, alleges generally that Lord Black and certain other International executives breached their fiduciary duties to shareholders by diverting hundreds of millions of dollars to themselves through a series of related-party transactions. The complaint seeks compensatory damages in an amount to be determined at trial, plus all costs and expenses incurred in connection with the prosecution of the action.

        On December 17, 2003, CanWest Global Communications Corp. ("CanWest") and The National Post Company/La Publication National Post filed a statement of claim against Hollinger, International, Ravelston and RMI in Ontario's Superior Court of Justice. The statement of claim alleges, generally, that following the sale by an affiliate of Hollinger of a 50% partnership interest in the National Post Partnership ("NPP") to a subsidiary of CanWest, CanWest and Hollinger entered into a certain letter agreement dated August 23, 2001, pursuant to which, it is alleged, Hollinger and International (through Hollinger as its agent) agreed to sell to CanWest all remaining interests of International and its affiliates in the NPP for $1.00 on March 31, 2002. Plaintiffs claim that, in connection therewith, Hollinger and International agreed that on September 30, 2001, International would pay to NPP (i) $22.5 million as a pre-payment of future losses or cash requirements of the NPP, and (ii) fund 50% of the capital and operating requirements of the NPP existing as at or accruing to August 31, 2001 (alleged to amount to approximately $2.5 million). The statement of claim contends that Hollinger and International did not make the above payments, in violation of the letter agreement. Plaintiffs additionally allege that Hollinger and International received certain newsprint rebates of approximately $750,000 from entities that had supplied paper to the NPP, and that these rebates have been wrongfully withheld by Hollinger and International from the NPP. Plaintiffs seek approximately $25.7 million in damages, plus pre- and post-judgment interest and the costs incurred in prosecuting the claim. Plaintiffs further allege that rights of set off claimed by Hollinger and International in relation to amounts alleged to be owing by a subsidiary of

CanWest to International do not exist. Plaintiffs also assert that Ravelston and RMI have assumed liability, jointly and severally with Hollinger and International, for the $22.5 million amount claimed.

        On December 22, 2003, KPMG LLP resigned as Hollinger's auditor because Hollinger did not implement certain remedial actions regarding changes to Hollinger management acceptable to KPMG LLP and comparable to the changes announced by International on November 17, 2003. The Offeror understands that, as of the date of this Offering Circular, Hollinger has not appointed a replacement auditor.

        On December 23, 2003, Hollinger announced that Daniel W. Colson had resigned as a director and Vice-Chairman of Hollinger to devote his full attention to the affairs of International.

        On January 13, 2004, Hollinger announced that Peter Y. Atkinson had resigned as a director and officer of Hollinger for personal reasons and that Charles G. Cowan, at the age of 75, had resigned as a director and as secretary of Hollinger at the end of 2003. At the same time, Hollinger announced that Peter White had been appointed Co-Chief Operating Officer and Secretary of Hollinger.

        On January 16, 2004, the SEC announced that it had obtained a United States Federal Court order against International requiring the special committee of its board of directors to continue its investigation of alleged misconduct in connection with the sale of International assets and its efforts to recover and maintain corporate assets. According to the SEC's announcement, the investigation and actions of the special committee will continue under the jurisdiction and oversight of the Federal Court without regard to whether there is a change of control of International. The SEC further stated that if the special committee's authority becomes impaired, Richard C. Breeden, an advisor to the special committee, would serve as the court-ordered special monitor to protect the interests of International's shareholders. On January 26, 2004, Hollinger announced that it had filed a motion in the United States District Court for the Northern District of Illinois (the "Illinois District Court") seeking to vacate only those aspects of the United States Federal Court order to the extent that the order impairs, limits or removes its rights as a stockholder of International. Hollinger said it was seeking to vacate only those aspects of the order that limit its rights as a stockholder and was not seeking to vacate aspects of the order that require International to, among other things, maintain the Special Committee.

        In connection with the SEC's action against International, on January 16, 2004 the SEC announced that it had filed a civil injunctive complaint against International in the Illinois District Court alleging that, from at least 1999 through 2001, International's public filings contained misstatements and omitted to state material facts regarding transfers of corporate assets to certain of International's insiders and related entities. The SEC announced that a hearing will be set at a later date to determine whether it is appropriate to require International to pay disgorgement, prejudgement interest and civil penalties. On January 23, 2004, Hollinger filed a motion in the Illinois District Court seeking intervention in the SEC's action to afford it an opportunity to protect its rights as a controlling stockholder of International.

        On January 16, 2004, Hollinger announced that Richard Rohmer, OC, QC and Andre Bisson, OC had been appointed as directors of Hollinger. Mr. Bisson's subsequent resignation as a director of Hollinger due to conflicts of interest was announced on January 19, 2004, at which time Gordon W. Walker, QC was appointed as a director of Hollinger.

        On January 17, 2004, International announced that it had filed a lawsuit in the United States District Court for the Southern District of New York against Hollinger, Lord Black, F. David Radler, Ravelston and RMI. In its complaint, International alleges, among other things, that the defendants diverted and usurped corporate assets and opportunities of International by engaging in various related-party transactions involving non-competition payments and by causing International to pay excessive management fees to Hollinger, Ravelston and RMI in breach of the controlling shareholders' fiduciary duties to the public shareholders. The complaint further alleges that the defendants altered International's books and misrepresented or failed to provide material information to the independent directors or the public shareholders in order to conceal or provide a pretext for those actions. International is seeking, among other things, the disgorgement of at least US$200 million in allegedly improper payments.

        On January 19, 2004, Ravelston and Argus filed a Notice of Action in Ontario's Superior Court of Justice against International, its directors, Graham W. Savage, Gordon A. Paris, Raymond G. H. Seitz, Richard R. Burt, James R. Thompson and Richard Breeden (counsel to the Special Committee of International) seeking a declaration that the Support Agreement is a valid, binding and effective agreement. The plaintiffs also sought an interim and interlocutory injunction and a permanent injunction prohibiting the defendants from interfering with the completion of the Support Agreement.

        On January 19, 2004, Hollinger announced that its board of directors had elected not to declare a quarterly cash dividend on the Series III Preference Shares which would have been payable on February 6, 2004. The Hollinger board of directors concluded that Hollinger could not satisfy the liquidity requirement under applicable Law in respect of the payment of such dividend. See "Information Concerning Securities of Hollinger — Dividend Policy".

        On January 22, 2004, the OSC confirmed that it has an investigation underway into matters relating to Hollinger and related companies.

        On January 22, 2004, Hollinger announced that it had received and considered a privileged and confidential report of an independent counsel to the board of directors of Hollinger. Hollinger stated that such independent counsel was retained by the board of directors of Hollinger in early December, 2003, as requested by the former independent directors of the board of directors of Hollinger, to review and comment upon the six non-compete payments received by Hollinger from International in 1999 and 2000. Hollinger also indicated that its board of directors had concluded (i) to immediately retain US securities litigation counsel, (ii) to ask such counsel to vigorously defend against International's claims against Hollinger on the merits, (iii) that International's claims would likely need to be resolved through litigation as International appears to have ruled out any further discussion or negotiation and (iv) that Hollinger's US securities litigation counsel also consider counterclaims against International. In addition, Hollinger stated that since International's claim is now in litigation, the board decided to hold the independent counsel's report in confidence during the pendency of the litigation.

        On January 23, 2004, Hollinger announced that its board of directors had established a committee of independent directors comprised of Mr. Rohmer and Mr. Walker to review the proposed take-over bid expected to be made by PHIL for all of the Shares. Hollinger indicated that the independent committee was in the process of engaging a financial advisor and retaining independent legal counsel to assist the independent committee in considering the the proposed take-over bid expected to be made by PHIL for all of the Shares and making a recommendation to the board of directors of Hollinger in respect of the Offers. Hollinger also indicated that in response to recent press reports of the OSC's investigation, the board of directors of Hollinger stated its intention to cooperate fully with the OSC.

        Also on January 23, 2004, Hollinger announced that it and its indirect wholly-owned subsidiary, 504468 N.B. Inc., as the controlling shareholders of International, had executed and delivered to International a written consent adopting certain changes to International's corporate by-laws. Hollinger stated that the by-law changes are intended to ensure that all of the directors of International have a meaningful opportunity to consider, with appropriate notice and adequate information, all important actions and proposals affecting International. The by-law amendments include requirements that the full International board of directors consider major issues, including, among others, issuances of stock and transfers of assets above a specified threshold. Hollinger stated that the changes do not diminish or limit, in any way, the mandate or powers of the Special Committee or any actions previously taken by the Special Committee.

        On January 23, 2004, International announced that the corporate review committee of its board of directors (comprised of all International directors other than Lord Black, Lady Black and Mr. Colson) had met that day to consider the implications of the Offers. International indicated that the corporate review committee had met with outside financial and legal advisors to discuss the adoption by International of a shareholder rights plan and that a further meeting was scheduled within the next few days for the purpose of voting on adoption of a shareholder rights plan. International also announced that, following the adjournment of the corporate review committee meeting, its directors received notice from Hollinger of the written consent amending International's corporate by-laws described above. International stated that it would comply with the notice provisions in the amended by-law and would seek a waiver of these provisions from Hollinger so that the International directors could meet before the Offers are launched in Canada to discuss the governance issues raised in the written consent of Hollinger and 504468 N.B Inc., the adoption of a shareholder rights plan and the strategic alternatives available to International.

        On January 26, 2004, International issued a press release announcing (i) that the Corporate Review Committee of its board of directors (the "Review Committee") had purportedly approved a "shareholder rights plan" (commonly known as a "poison pill") for International and (ii) that it had filed a lawsuit in Delaware Chancery Court challenging certain actions taken by Hollinger and 504468 N.B. Inc. with respect to amending the by-laws of International.

        The lawsuit filed by International against Lord Black, Hollinger and 504468 N.B. Inc. seeks, among other things, the following relief: (i) a preliminary injunction preventing Lord Black from continuing his alleged "breaches of fiduciary duties" as a director of International and restraining consummation of Lord Black's and Ravelston's agreed transaction with PHIL; (ii) a declaratory judgment that the dissolution of the Review Committee through the International by-law amendments effected on January 23, 2004 was invalid; (iii) a preliminary injunction against Lord Black's alleged "continued breach" of the Restructuring Proposal; and (iv) a declaratory judgment that if Lord Black's and Ravelston's agreed transaction with PHIL is consummated, the shares of Class B common stock of International beneficially held by Hollinger will automatically be converted to shares of Class A common stock of International, thereby reducing the voting power of such shares to approximately 30.3% of the voting power of International.

        International stated that, in connection with the rights plan, the Review Committee had declared a dividend of one preferred share purchase right (a "Right") for each share of Class A common stock and Class B common stock held of record at the close of business on February 5, 2004, subject to a determination by a court of competent jurisdiction that the Review Committee is still a duly authorized committee with the powers delegated to it by the International board of directors on January 20, 2004.

        Under the terms of the shareholder rights plan, subject to the expiration of certain time periods and unless action is taken by the International board of directors to delay the expiration of such time periods, the Rights would separate from the Class A common stock and Class B common stock and become exercisable only if a person or group beneficially acquires, directly or indirectly, 20% or more of the outstanding shareholder voting power of International without the approval of International's directors, or if a person or group announces a tender offer which if consummated would result in such person or group beneficially owning 20% or more of such voting power.

        Under most circumstances involving an acquisition by a person or group of 20% or more of the shareholder voting power of International, each Right will entitle its holder (other than such person or group), in lieu of purchasing preferred stock, to purchase Class A common stock of International at a 50% discount. In addition, in the event of certain business combinations following such an acquisition, each Right will entitle its holder to purchase the common stock of an acquiror of International at a 50% discount. The foregoing is not a complete summary of the material terms of the shareholder rights plan purportedly approved by the International board of directors.

        Except as set forth above, the Offeror has no knowledge of any material change in the affairs of Hollinger since September 30, 2003, the date of the last published interim financial statements of Hollinger, other than as disclosed herein or that has otherwise been publicly disclosed by Hollinger, International or others and has no knowledge of any other matter that has not previously been generally disclosed and which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offers.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

        Except as set described herein, there are no formal or informal arrangements, agreements, contracts or understandings made or proposed to be made between the Offeror or any of its direct or indirect affiliates, associates or shareholders on the one hand, and any of the directors or officers of Hollinger or any of its direct or indirect affiliates, associates or shareholders on the other hand, and no payments or other benefits are proposed to be made or given by the Offeror or PHIL by way of compensation for loss of office to such directors or officers remaining in or retiring from office as a result of the Offers. Except as set forth under "Agreements Relating to the Offers — Support Agreement", there are no agreements, arrangements or understandings, formal or informal, between the Offeror or PHIL and any security holder of Hollinger with respect to the Offers or between the Offeror or PHIL and any person or company with respect to any securities of Hollinger in relation to the Offers.

HOLDINGS OF SECURITIES OF HOLLINGER

        Except pursuant to the Support Agreement, none of the Offeror, PHIL or any director or senior officer of the Offeror or PHIL beneficially owns, directly or indirectly, or exercises control or direction over, or has the right to acquire, any securities of Hollinger. To the knowledge of the directors and officers of the Offeror and PHIL after reasonable enquiry, no securities of Hollinger are owned, directly or indirectly, nor is control or direction over any securities of Hollinger exercised, by any associate of a director or senior officer of the Offeror or PHIL, by any person or company holding more than 10% of any class of equity securities of the Offeror or PHIL or by any person or company acting jointly or in concert with the Offeror or PHIL, nor does any such person or company have the right to acquire any securities of Hollinger.

TRADING IN SECURITIES OF HOLLINGER

        No securities of Hollinger have been traded during the twelve-month period preceding the date of the Offers by the Offeror, PHIL or by any director or senior officer of the Offeror or PHIL or, to the knowledge of directors and officers of the Offeror and PHIL after reasonable inquiry, by any associate of a director or senior officer of the Offeror or PHIL, any person or company holding more than 10% of any class of equity securities of the Offeror or PHIL or by any person or company acting jointly or in concert with the Offeror or PHIL.

INFORMATION CONCERNING SECURITIES OF HOLLINGER

Previous Purchases, Sales and Distributions

        To the knowledge of the Offeror and PHIL, based solely on information from publicly available documents, excluding Shares sold pursuant to the exercise of Options, (i) no securities of Hollinger were purchased or sold by Hollinger since January 31, 2003 other than (a) the purchase of 22,500 Common Shares, 804,989 Series II Preference Shares and 876,050 Series III Preference Shares in respect of retractions of such Shares, (b) the private placement on March 10, 2003 of the Senior Secured Notes for net proceeds of approximately US$114 million, and (c) the issuance of 2,642,932 Common Shares in respect of stock dividends; and (ii) except as noted in (i)(b) and (c) above, the only Shares distributed by Hollinger during the five years preceding the date of the Offers are: (a) the conversion in March 1999 of 10,462,225 Series II Preference Shares into the same number of Series III Preference Shares in accordance with the provisions of the Series II Preference Shares, and (b) the issue of 4,305,031 Common Shares as a result of a rights offering in June 1999 for proceeds of $75.3 million.

Dividend Policy

        Under corporate law, Hollinger is not required to pay any dividends or redeem any of its shares in certain circumstances, including if Hollinger's liquidity would be unduly impaired as a consequence. In addition, there are restrictions under the indenture governing Hollinger's Senior Secured Notes on its ability to pay dividends on its outstanding Shares.

        The following is a summary of Hollinger's dividend record for the last two fiscal years. On December 10, 2002 Hollinger paid (i) a cash dividend of $0.05 per Common Share and (ii) a stock dividend of 0.013334 of a Common Share for each Common Share held as at November 26, 2002. On March 10, 2003, Hollinger paid (i) a cash dividend of $0.05 per Common Share and (ii) a stock dividend of 0.018182 of a Common Share for each

Common Share held as at February 24, 2003. On June 10, 2003, Hollinger paid a stock dividend of 0.02961 of a Common Share for each Common Share held at May 27, 2003. On September 10, 2003, Hollinger paid a stock dividend of 0.031915 of a Common Share per Common Share.

        Each Series II Preference Share entitles the holder to a dividend equal to the amount of any dividend on 0.46 of a class A common share of International (less any U.S. withholding tax thereon payable by Hollinger or its subsidiaries). In the first quarter of 2002, Hollinger paid dividends of $0.09554099 per Series II Preference Share; in the second quarter of 2002, Hollinger paid dividends of $0.07644098 per Series II Preference Share; in the third quarter of 2002, Hollinger paid dividends of $0.07391001 per Series II Preference Share; and in the fourth quarter of 2002, Hollinger paid dividends of $0.03464300 per Series II Preference Share. In the first quarter of 2003, Hollinger paid dividends of $0.033544 per Series II Preference Share; in the second quarter of 2003, Hollinger paid dividends of $0.031715 per Series II Preference Share; in the third quarter of 2003, Hollinger paid dividends of $0.030435 per Series II Preference Share; and in the fourth quarter of 2003, Hollinger paid dividends of $0.028934 per Series II Preference Share.

        Since the issue of the Series III Preference Shares in 1999, Hollinger has paid regular quarterly dividends of $0.175 per Series III Preference Share. On January 19, 2004, Hollinger announced that it had elected not to declare a quarterly cash dividend on its Series III Preference Shares (which would have been payable on February 6, 2004) because it could not satisfy the liquidity requirement under applicable Law in respect of the payment of such dividend. The Offer price of $10.175 per Series III Preference Share includes an amount which reflects the fact that this dividend will not be paid.

Trading Record

        The Common Shares, the Series II Preference Shares and the Series III Preference Shares are listed and posted for trading on the TSX. The following table sets forth the high and low prices and the volume of trading of the Shares as reported by the TSX for the periods indicated:

	The Toronto Stock Exchange Common Shares			The Toronto Stock Exchange Series II Preference Shares			The Toronto Stock Exchange Series III Preference Shares
	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume	High ($)	Low ($)	Volume
2003
January	6.50	5.60	53,128	7.50	6.73	2,895	9.84	9.32	90,813
February	6.40	5.90	29,913	6.75	5.96	2,626	9.85	9.60	644,180
March	6.00	4.70	73,381	5.65	5.49	624	9.95	9.50	431,040
April	5.25	3.20	220,995	6.00	3.50	12,679	9.75	6.10	2,745,610
May	5.74	3.90	211,938	6.00	5.25	11,535	8.15	6.52	897,395
June	4.90	3.80	89,444	6.50	4.25	18,404	8.20	7.15	66,240
July	3.95	3.15	96,105	—	—	—	8.15	7.45	35,826
August	4.60	3.10	105,343	5.00	3.75	9,820	8.00	7.60	1,334,260
September	4.50	3.40	100,097	5.50	4.58	8,163	8.45	7.45	1,103,438
October	4.00	3.37	129,121	6.00	4.70	7,771	9.10	7.90	924,970
November	5.20	3.22	490,475	7.00	5.90	19,886	8.95	7.50	430,644
December	3.70	2.70	303,848	6.40	5.05	54,462	8.05	7.60	299,593
2004
January (to Jan. 16)	4.00	3.30	141,329	6.45	6.00	19,881	8.00	7.80	770,162

        The execution of the Support Agreement contemplating the Offers was announced to the public on January 18, 2004. On January 16, 2004, the last full day on which the Shares traded before the announcement of the Offers, the closing prices of the Common Shares, the Series II Preference Shares and the Series III Preference Shares on the TSX were $3.90, $6.40 and $7.98, respectively. The Offer price of $8.44 per Common Share represents a premium of approximately 124% to the weighted average closing price of $3.77 over the 10 trading days prior to the announcement of the Offers and a premium of approximately 116% to the closing price of $3.90 on the last trading day prior to the announcement of the Offers. The Offer price of $9.53 per Series II Preference Share represents a premium of approximately 57% to the weighted average closing price of $6.07 over the 10 trading days prior to the announcement of the Offers and a premium of approximately 49% to the closing price of $6.40 on the last trading day prior to the announcement of the Offers. The Offer price of $10.175 per Series III Preference Share represents a premium of approximately 29% to the weighted average closing price of $7.87 over the 10 trading days prior to the announcement of the Offers and a premium of approximately 28% to the closing price of $7.98 on the last trading day prior to the announcement of the Offers.

Effect of the Offers on Market for Shares and TSX Listing

        The purchase of Shares by the Offeror pursuant to the Offers will reduce the number of Shares that might otherwise trade publicly, will reduce the number of holders of Shares and, depending on the number of Shares purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

        The rules and regulations of the TSX establish certain criteria which, if not met, could lead to the delisting of the Shares from such exchange. Among such criteria are the number of holders of Shares, the number of Shares publicly held and the aggregate market value of Shares publicly held. Depending upon the number of Shares purchased pursuant to the Offers, it is possible that the Shares would fail to meet the criteria for continued listing on the TSX. If this were to happen, the Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Shares. If sufficient Shares are taken up under the Offers, the Offeror may also seek to delist the Shares.

        After the purchase of Shares under the Offers, Hollinger may cease to be subject to the public reporting and proxy solicitation requirements of the securities laws of certain provinces and territories of Canada. Furthermore, it may be possible for Hollinger to request an exemption from all or part of the public reporting requirements of, or cease to be a reporting issuer in, any province or territory in which a small number of security holders reside.

        If sufficient Shares are validly deposited under the Offers, the Offeror may exercise the Compulsory Acquisition Right or effect a Subsequent Acquisition Transaction. See "Acquisition of Shares not Deposited under the Offers". If the Compulsory Acquisition Right is exercised or a Subsequent Acquisition Transaction is effected, the Shares would be delisted from the TSX by the TSX.

ACQUISITION OF SHARES NOT DEPOSITED UNDER THE OFFERS

Compulsory Acquisition

        If within 120 days after the date hereof the Offeror acquires pursuant to the Offers not less than 90% of any class(es) of Shares, then the Offeror currently intends, pursuant to the compulsory acquisition provisions of Section 206 of the CBCA, to acquire the Shares in such class(es) held by each Shareholder who did not accept the Offer and any person who subsequently acquires any Shares of such class(es) from such a holder (each such holder and each such person being hereinafter referred to as a "dissenting offeree") on the same terms and at the same price for which the Shares were acquired under such Offer (a "Compulsory Acquisition").

        To exercise this statutory right, the Offeror must give notice (the "Offeror's Notice") to the dissenting offerees and to the Director under the CBCA of its exercise of such right to acquire, not later than the earlier of 60 days from the Expiry Time and 180 days from the date of an Offer. Within 20 days after giving the Offeror's Notice in accordance with Section 206 of the CBCA, the Offeror must pay to Hollinger the Offer Price for the Shares not acquired under the Offers, to be held in trust for the dissenting offerees. Within 20 days after receipt of the Offeror's Notice, each dissenting offeree must send the certificates representing the Shares held by such dissenting offeree to Hollinger and may elect either to transfer those Shares to the Offeror on the terms under which the Offeror acquired Shares under the Offer or to demand payment of the fair value of those Shares by so notifying the Offeror. If a dissenting offeree does not notify the Offeror of its election, such dissenting offeree will be deemed to have elected to transfer those Shares to the Offeror on the same terms under which the Offeror acquired Shares under the Offer. If a dissenting offeree has elected to demand payment of the fair value of those Shares, the Offeror may apply to a court having jurisdiction to hear such application to fix the fair value of the Shares of that dissenting offeree. If the Offeror fails to apply to such court within 20 days after making the payment to Hollinger referred to above, the dissenting offeree may, within a further period of 20 days, apply to court to have such court fix the fair value. If there is no such application by a dissenting offeree, such dissenting offeree will be deemed to have elected to transfer its Shares to the Offeror on the same terms that the Offeror acquired Shares under the Offer. Any judicial determination of the fair value of the Shares could be more or less than the Offer price.

        If a dissenting offeree did not receive the Offeror's Notice, such dissenting offeree may, within 90 days from the Expiry Time, require the Offeror to acquire its Shares, provided that the Offeror shall acquire such Shares on the same terms under which the Offeror acquired Shares under the Offers. If a Shareholder did not receive the Offers, such Shareholder may, within 90 days after the later of (i) the Expiry Time, and (ii) the date on which such Shareholder learned of the Offers, require the Offeror to acquire its Shares, provided that the Offeror shall acquire such Shares on the same terms under which the Offeror acquired Shares under the Offers.

        The foregoing is a summary only. Reference is made to Section 206 of the CBCA for a complete description of the provisions regarding Compulsory Acquisitions. The provisions of Section 206 of the CBCA are complex and may require strict adherence to notice and timing provisions, failing which rights may be lost or prejudiced. Shareholders who wish to be better informed about these provisions should consult their legal advisors.

        See "Canadian Federal Income Tax Considerations" for a discussion of the income tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transactions

        If the Offeror acquires less than 90% of the Shares of any or all class(es) under the Offers and the foregoing statutory right of compulsory acquisition is not available for any reason or if the Offeror elects not to proceed under such provisions, the Offeror intends to consider acquiring, directly or indirectly, all of the Shares of such class(es) in accordance with applicable Law by way of a Subsequent Acquisition Transaction (although the Offeror expressly reserves the right not to so proceed). In order to effect a Subsequent Acquisition Transaction, the Offeror may seek to cause a special meeting of the Shareholders of the relevant class(es) to be called to consider an amalgamation, statutory arrangement, capital reorganization, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and Hollinger and/or the Shareholders of the relevant class(es) for the purpose of Hollinger becoming, directly or indirectly, a wholly-owned subsidiary of the Offeror or an affiliate (a "Subsequent Acquisition Transaction"). Depending upon the nature and terms of the Subsequent Acquisition Transaction, the approval of at least 66 2/3% of the votes cast by holders of all outstanding Shares of the relevant class(es) and the approval of a majority of the votes cast by "minority" holders of such Shares will be required at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. The Offeror would cause the Shares of the relevant class(es) acquired by it under the Offers to be voted in favour of such a transaction. The timing and details of any such Subsequent Acquisition Transaction would necessarily depend upon a variety of factors, including the number of Shares of the relevant class(es) acquired pursuant to the Offers.

        A Subsequent Acquisition Transaction may constitute a "going private transaction" within the meaning of OSC Rule 61-501, CVMQ Policy Q-27 and the regulations to securities legislation in certain provinces of Canada (collectively, the "Securities Regulations"). Under the Securities Regulations, any Subsequent Acquisition Transaction would constitute a "going private transaction" if such transaction results in the interest of a Shareholder in the Shares being terminated without the consent of the Shareholder and without the substitution therefor of an interest of equivalent value in a participating security of Hollinger, a successor to the business of Hollinger or a person who controls Hollinger or a person who controls a successor to the business of Hollinger.

        OSC Rule 61-501, CVMQ Policy Q-27 and the Securities Regulations provide that, unless exempted, a corporation proposing to carry out a going private transaction is required to prepare a valuation of the affected securities (and certain non-cash consideration being offered therefor) and provide to security holders a summary of such valuation. If the Offeror decides to effect a going private transaction, the Offeror intends to rely on available exemptions or to seek waivers to be exempted from the requirement to prepare a valuation in connection with such transaction.

        Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA may require the approval of the Subsequent Acquisition Transactions by at least 66 2/3% of the votes cast by the outstanding Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. In certain circumstances, the CBCA may also require the approval of the Subsequent Acquisition Transactions by at least 66 2/3% of the votes cast by holders of each class or series of the outstanding Shares at such a meeting. OSC Rule 61-501 and CVMQ Policy Q-27 also require that, in addition to any other required security holder approval, in order to complete a going private transaction, the approval of a simple majority of the votes cast by "minority" shareholders be obtained. In relation to the Offers and any subsequent going private transaction, the "minority" shareholders will be, subject to any available exemption or discretionary relief granted by the applicable Securities Authorities, all Shareholders, other than the Offeror, its directors and senior officers, any associate or affiliate of the Offeror as well as the directors and senior officers thereof and any person or company acting jointly or in concert with the Offeror. In accordance with OSC Rule 61-501 and CVMQ Policy Q-27, but subject to certain terms and conditions regarding the timing of a Subsequent Acquisition Transaction and certain other requirements, the Offeror generally may treat Shares acquired pursuant to the Offers as "minority" Shares and vote them, or consider them voted, in favour of such going private transaction if, among other things, the consideration per security in the going private transaction is at least equal in value to the consideration paid under the Offers for such security and is in the same form as the consideration paid under the Offers. The Offeror currently intends that the consideration offered under any going private transaction proposed by it within 120 days from the Expiry Date would be the same as the consideration offered under the Offers. Subject to compliance with OSC Rule 61-501 and CVMQ Policy Q-27 with respect to effecting such transaction within 120 days of the expiry of the Offers and certain other provisions, the effect of which is to ensure equal treatment, the Offeror also intends to treat Shares deposited under the Offers as "minority" Shares voted in favour of any "going private transactions".

        Under OSC Rule 61-501 and CVMQ Policy Q-27, if, following the Offers, the Offeror and its affiliates are the registered holders of 90% or more of the Shares of the relevant class(es) at the time the subsequent going private transaction is initiated, the requirement for minority approval would not apply to the transaction if a statutory dissent and appraisal remedy is available, or a substantially equivalent enforceable right is made available, to the minority Shareholders.

        In the event a going private transaction or another Subsequent Acquisition Transaction were to be consummated, holders of Shares of the relevant class(es), under Section 190 of the CBCA, may have the right to dissent and demand payment of the fair value of such Shares. This right, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid to such dissenting holders for their Shares. The fair value of Shares of a particular class so determined could be more or less than the amount paid per Share of such class pursuant to the Subsequent Acquisition Transaction or the Offers. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the market price of the Shares.

        See "Canadian Federal Income Tax Considerations" for a discussion of the income tax considerations generally applicable to Shareholders in the event of a going private transaction.

Judicial Developments

        Prior to the adoption of OSC Rule 61-501 and CVMQ Policy Q-27, Canadian courts had, in a few instances, granted preliminary injunctions to prohibit transactions which constituted going private transactions within the meaning of OSC Rule 61-501 and CVMQ Policy Q-27. The Offeror has been advised that more recent legislative enactments, notices and judicial decisions indicate a willingness to permit going private transactions to proceed subject to compliance with requirements intended to ensure procedural and substantive fairness to minority shareholders. Statutory rights of dissent and appraisal or an oppression remedy are generally only available to registered shareholders. Shareholders whose Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee may be required to register such shares in their own name in order to be entitled to such statutory protections.

        Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction which may constitute a going private transaction.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Goodmans LLP, Canadian counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations generally applicable to a Shareholder who disposes of Shares pursuant to the Offers or otherwise disposes of Shares pursuant to certain transactions described in "Acquisition of Shares Not Deposited Under the Offers".

        This summary is based on the current provisions of the Tax Act, the regulations thereunder (the "Regulations"), and counsel's understanding of the current published administrative policies and practices of the Canada Customs and Revenue Agency ("CCRA"). This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") although there is no certainty that such proposals will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not otherwise take into account or anticipate any changes in Law, whether by judicial, governmental or legislative decision or action or changes in administrative practices of CCRA, nor does it take into account provincial, territorial or foreign tax legislation or considerations. The provisions of provincial and territorial income tax legislation vary among provinces and territories in Canada and in some cases differ from federal income tax legislation.

        This summary is not applicable to a Shareholder who is a "specified financial institution", as defined in the Tax Act, or is otherwise a "financial institution" subject to the "mark-to-market property" rules contained in the Tax Act. Such Shareholders should consult their own tax advisors.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Shareholder. Accordingly, Shareholders are advised and expected to consult their own tax advisors with respect to their particular circumstances, including the application and effect of the income and other tax laws of any country, province, territory, state or local tax authority.

Residents of Canada

        The following summary is generally applicable to a Shareholder who, for purposes of the Tax Act, and at all relevant times is, or is deemed to be, resident in Canada, deals at arm's length with the Offeror, PHIL and Hollinger, is not affiliated with the Offeror, PHIL or Hollinger, and holds Shares as capital property. Shares will generally be considered to be capital property to a Shareholder unless the Shareholder holds such Shares in the course of carrying on a business, or the Shareholder has acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain Shareholders whose Shares might not otherwise qualify as capital property may, in certain circumstances, treat Shares as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act to have every "Canadian security" owned by such Shareholders in the taxation year for which the election is made and in all subsequent taxation years be deemed to be capital property.

Sale Pursuant to the Offers

        A Shareholder who disposes of Shares pursuant to the Offers will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition received for such Shares, net of any reasonable costs of disposition, exceed (or are less than) the aggregate adjusted cost base of such Shares to the Shareholder.

        A Shareholder will generally be required to include in income one-half of the amount of any resulting capital gain (a "taxable capital gain"), and will generally be entitled to deduct one-half of the amount of any resulting capital loss (an "allowable capital loss") against taxable capital gains realized in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax. Resident Shareholders should consult with their own tax advisors with respect to the alternative minimum tax provisions.

        A Shareholder that is throughout the relevant taxation year a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

        In the case of a Shareholder that is a corporation, the amount of any capital loss otherwise arising on the disposition of its Shares may, in certain circumstances, be reduced by the amount of taxable dividends (other than capital gains dividends) previously received or deemed to have been received thereon to the extent and under the circumstances specified in the Tax Act. Any such reduction will not occur where the corporate Shareholder owned the Shares for 365 days or longer immediately before the disposition and such Shareholder (together with any persons with whom it did not deal at arm's length) did not own more than 5% of the shares of any class or series of shares of Hollinger at the time the relevant dividends were received or deemed to have been received. Similar rules may apply where a corporation, a partnership or a trust is a member of a partnership or a beneficiary of a trust that owns Shares. Shareholders to whom these rules may be relevant should consult their own tax advisors.

Compulsory Acquisition

        As described in "Acquisition of Shares Not Deposited Under the Offers — Compulsory Acquisition", the Offeror may, in certain circumstances, acquire Shares not deposited under the Offers pursuant to Section 206 of the CBCA. The tax consequences to a Shareholder of a disposition of Shares in such circumstances generally will be as described above under "Sale Pursuant to the Offers", but Shareholders whose Shares may be so acquired should consult their own tax advisors in this regard.

Subsequent Acquisition Transaction

        As described in "Acquisition of Shares Not Deposited Under the Offers — Subsequent Acquisition Transactions", if the compulsory acquisition provisions are not available or utilized, the Offeror will consider other means of acquiring, directly or indirectly, the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Shareholder will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different from, that described above. Shareholders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Shares acquired pursuant to a Subsequent Acquisition Transaction.

        A Subsequent Acquisition Transaction could be implemented by means of an amalgamation of Hollinger with an affiliate of the Offeror pursuant to which Shareholders who have not deposited their Shares under the Offers would have their Shares exchanged on the amalgamation for redeemable preferred shares of the amalgamated corporation ("Redeemable Shares"), which shares would then be immediately redeemed for cash. Such a Shareholder would realize neither a capital gain nor a capital loss as a result of such amalgamation, and the aggregate cost to the Shareholder of the Redeemable Shares received would be equal to the aggregate adjusted cost base of such Shareholder's Shares immediately before the amalgamation.

        Upon redemption of the Redeemable Shares, the holder thereof would be deemed to have received a dividend and/or a capital gain or a capital loss. Any dividend received would (subject to the potential application of subsection 55(2) of the Tax Act to holders of such shares that are corporations as discussed below) be equal to the amount, if any, by which the redemption price of the Redeemable Shares exceeds their paid-up capital for purposes of the Tax Act. The difference between the redemption price and the amount of the deemed dividend would be treated as proceeds of disposition of such shares for purposes of computing any capital gain or capital loss arising on the redemption of such shares. The treatment of any such capital gain (or capital loss) would generally be the same as that described above under "Sale Pursuant to the Offers".

        Under subsection 55(2) of the Tax Act, a holder that is a corporation may be required to treat all or a portion of the dividend otherwise deemed to have been received on the redemption of the Redeemable Shares as proceeds of disposition for the purpose of computing the holder's capital gain on the redemption of such shares. Accordingly, corporate Shareholders should consult their own tax advisors for specific advice with respect to the potential application of this provision. Subject to the potential application of this provision, any dividend deemed to be received by a corporation as a result of the redemption of the Redeemable Shares will be included in computing its income, but will normally be deductible in computing its taxable income.

        A Shareholder that is a "private corporation" or a "subject corporation" (as such terms are defined in the Tax Act) may be liable to pay a 33 1/3% refundable tax under Part IV of the Tax Act on a dividend deemed to be received on the Redeemable Shares to the extent that such dividend is deductible in computing the corporation's taxable income.

        In the case of a Shareholder who is an individual (including a trust), any dividend deemed to be received as a result of the redemption of the Redeemable Shares will be included in computing the Shareholder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a taxable Canadian corporation.

        As discussed in "Acquisition of Shares Not Deposited Under the Offers — Subsequent Acquisition Transactions", a Shareholder that dissents with respect to an amalgamation is entitled to receive payment equivalent to the fair market value of the Shareholder's Shares. Under the current published administrative practice of CCRA, Shareholders who exercise their right of dissent in respect of an amalgamation should be considered to have disposed of their Shares for proceeds of disposition equal to the amount paid by the amalgamated corporation to the dissenting Shareholder therefor, other than interest awarded by the court. Because of uncertainties under the relevant legislation as to whether and to what extent such amounts paid to a dissenting Shareholder would be treated as proceeds of disposition or as the payment of a deemed dividend, dissenting Shareholders should consult with their own tax advisors in this regard. The calculation and tax treatment of any such capital gain (or capital loss), or any such deemed dividends, will generally be the same as that described above.

        If the corporation resulting from the amalgamation of Hollinger with an affiliate of the Offeror is a "mutual fund corporation" for the purposes of the Tax Act, the tax consequences described above may be different. As an alternative to the amalgamation discussed above, the Offeror may undertake an arrangement, consolidation, reclassification or other transaction. No opinion is expressed as to the tax consequences of any such transaction to a Shareholder.

Non-Residents of Canada

        The following summary is generally applicable to a Shareholder who, for purposes of the Tax Act, and at all relevant times, is not resident, nor deemed to be resident, in Canada, deals at arm's length with Hollinger, PHIL and the Offeror, is not affiliated with Hollinger, PHIL or the Offeror, holds Shares as capital property, does not use or hold, and is not deemed or otherwise considered to use or hold, his, her or its Shares in connection with carrying on a business in Canada (a "Non-Resident Shareholder") and whose Shares do not constitute "taxable Canadian property" for the purposes of the Tax Act. The Tax Act contains provisions relevant to non-resident insurers for whom Shares are "designated insurance property" which this summary does not take into account. Accordingly, such Shareholders should consult their own tax advisors.

        Shares of a Non-Resident Shareholder will generally not constitute "taxable Canadian property" provided that at no time during the 60-month period immediately preceding the disposition of such Shares did the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder did not deal at arm's length, or the Non-Resident Shareholder together with such persons own 25% or more of the shares of any class or series of shares of the capital stock of Hollinger. The Shares may also be deemed to be taxable Canadian property where the Non-Resident Shareholder elected to have them treated as taxable Canadian property upon ceasing to be a resident of Canada or where the Non-Resident Shareholder acquired the Shares in certain circumstances, including upon the disposition of other taxable Canadian property to Hollinger. Non-resident Shareholders whose Shares are taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

The Offers and Compulsory Acquisition

        A Non-Resident Shareholder whose Shares do not constitute "taxable Canadian property" will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Shares pursuant to the Offers or by virtue of a compulsory acquisition pursuant to section 206 of the CBCA, as described in "Acquisition of Shares Not Deposited Under the Offers — Compulsory Acquisition".

Subsequent Acquisition Transaction

        If the Offeror does not acquire all the Shares pursuant to the Offers or by means of a compulsory acquisition, it will consider other means of acquiring, directly or indirectly, the remaining issued and outstanding Shares. The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Shareholder whose Shares do not constitute "taxable Canadian property" will depend upon the exact manner in which the transaction is carried out and may be substantially the same as, or materially different from, that described above. A Non-Resident Shareholder may realize a capital gain or a capital loss and/or a deemed dividend. Dividends (other than capital gains dividends) paid or deemed to be paid to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%. Such rate may be reduced under the provisions of an applicable income tax treaty or convention to which Canada is a party. Non-Resident Shareholders should consult their own tax advisors for advice with respect to the potential income tax consequences to them of having their Shares acquired pursuant to a such a transaction.

SOURCE OF FUNDS

        If all of the Shares are acquired pursuant to the Offers, the Offeror would require approximately $453 million to purchase the Shares and to pay for related fees and expenses (together the "Offer Costs"). Pursuant to the terms of the Support Agreement, PHIL has agreed to make available to the Offeror the consideration to pay the Offer Costs. Sir David Barclay and Sir Frederick Barclay have sufficient personal and business resources to fund the Offer Costs, but have chosen to arrange a stand-by credit facility of £285 million with The Governor and Company of the Bank of Scotland (the "Bank of Scotland") for PHIL to fund the Offer Costs. The stand-by credit facility, which was entered into by PHIL and the Bank of Scotland on January 16, 2004, is personally guaranteed by Sir David Barclay and Sir Frederick Barclay. The stand-by credit facility has a term of 18 months and bears interest at an annual rate equal to the British Bankers' Association Interest Settlement Rate for the relevant period plus 2%. The facility is not secured by any of the assets or income streams of PHIL, the Offeror, Hollinger, International or any of their respective subsidiaries.

REGULATORY MATTERS

Investment Canada Act

        Under the Investment Canada Act, certain transactions involving the acquisition of control of a Canadian business by a non-Canadian are subject to review by the Minister responsible for the Investment Canada Act (the "Minister"). (In connection with a review of a transaction, or part thereof, relating to the acquisition of control of a "cultural business" as defined in the Investment Canada Act, the reviewing Minister is the Minister of Canadian Heritage while the Minister of Industry is responsible for the review of transactions, or portions thereof, relating to other industries). Transactions that are subject to review can be subject to review on either a pre-closing or post-closing basis depending on the nature of the transaction.

        If a transaction is subject to the review requirement (a "Reviewable Transaction"), an application for review must be filed at the appropriate time under the Investment Canada Act. The relevant Minister is then required to determine whether the Reviewable Transaction is likely to be of net benefit to Canada, taking into account, among other things, certain factors specified in the Investment Canada Act and any written undertakings that may have been given by the applicant.

        While the acquisition of the Common Shares by the Offeror pursuant to the Offers is a Reviewable Transaction, the nature of the transaction does not preclude the Offeror from taking up the Shares under the Offers before the transaction has been reviewed and the relevant Minister is satisfied that the transaction is of net benefit to Canada. Accordingly, the Offeror is entitled to take up and pay for the Shares under the Offers before any such review and determination.

Competition Act

        Part IX of the Competition Act requires pre-merger notification to the Commissioner of Competition (the "Commissioner") for transactions that exceed certain financial thresholds and, in the case of share acquisitions, exceed an additional voting interest threshold. The purchase of Common Shares pursuant to the Offers is a transaction that will exceed those thresholds.

        If a transaction is subject to pre-merger notification, a filing must be submitted to the Commissioner and a waiting period must expire or be waived by the Commissioner before the proposed transaction can be completed. Alternatively, the parties to a transaction may seek to comply with Part IX by requesting an Advance Ruling Certificate ("ARC") prior to completing the transaction. The Commissioner may issue an ARC if she is satisfied that she would not have sufficient grounds to challenge the proposed transaction before the Competition Tribunal under the merger provisions of the Competition Act or, in the alternative, the Commissioner may choose to issue a "no action" letter and accompanying waiver of the pre-merger notification requirements.

        As the purchase of Common Shares pursuant to the Offers is subject to pre-merger notification, the Offeror proposes to comply with Part IX by applying for an ARC on the basis that the transaction presents no competitive concerns in Canada because the Offeror and its affiliates carry on no business in Canada that competes with that of Hollinger and its affiliates. The purchase of Common Shares pursuant to the Offers will require pre-merger notification to the Commissioner in the event an ARC is not granted by the Commissioner or the Commissioner does not waive the notification requirement. The obligation of the Offeror to complete the acquisition of the Common Shares in accordance with the Offers is subject to the condition that the applicable waiting period under the Competition Act has expired or been terminated. See Section 4 of the Offers, "Conditions of the Offers".

Hart-Scott-Rodino Antitrust Improvements Act of 1976

        Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations that have been promulgated thereunder by the FTC (collectively, the "HSR Act"), certain transactions may not be consummated until certain information and documentary materials have been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition by the Offeror of the Shares pursuant to the Offers is subject to such requirements. Therefore, the Offeror filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the Offers (the "HSR Filing") on January 21, 2004.

        The acquisition of the Shares pursuant to the Offers may not be consummated until the expiration or early termination by the FTC and the Antitrust Division of a 15-day waiting period following the HSR Filing by the Offeror. If, within the 15-day waiting period, either the Antitrust Division or the FTC issues a request for additional information or documentary materials (a "Second Request"), the waiting period will be extended for an additional period of 10 days following the date of substantial compliance by the Offeror with such Second Request.

        If the Offeror's acquisition of the Shares is delayed by the issuance of a Second Request, the Offers may be extended. In any event, the purchase of and payment for the Shares pursuant to the Offers must be deferred until 10 days after the Offeror substantially complies with such Second Request or until the additional waiting period is earlier terminated by the FTC and the Antitrust Division. Only one extension of a waiting period pursuant to a Second Request is authorized by the HSR Act and, thereafter, the waiting period can be extended only by court order. Under the terms of the HSR Act, the Offeror may not take up and pay for the Shares tendered pursuant to the Offers unless and until the filing and waiting period requirements of the HSR Act applicable to the Offers have been satisfied.

        Based on information available to it, the Offeror is of the view that the Offers can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the completion of the Offers on antitrust grounds will not be made or that, if such a challenge were made, the Offeror would prevail or would not be required to accept certain adverse conditions in order to complete the Offers.

        The obligation of the Offeror to complete the acquisition of the Shares in accordance with the Offers is, among other things, subject to the condition that the statutory waiting period following notification under the HSR Act shall have expired or been terminated early. See Section 4 of the Offers, "Conditions of the Offers".

Enterprise Act 2002

        Under the UK Enterprise Act 2002, as amended by the Communications Act 2003, the UK Office of Fair Trading ("OFT") has jurisdiction over any merger (a "qualifying merger") where: (a) the UK turnover of the business being acquired exceeds £70 million; or (b) the transaction will result in at least 25% of all of the goods or services of a particular description supplied in the UK, or a substantial part of the UK, being supplied by or to the same person.

        Parties are permitted to complete a qualifying merger without seeking (or obtaining) prior clearance from the OFT.

        UK merger control filings are therefore submitted on a voluntary basis. If a filing is made, this can be done by submitting a completed merger notice form or by using the OFT's non-statutory notification process. Seeking clearance does not prevent the parties from completing the merger whilst the OFT is still considering it. Submitting a merger notice triggers a statutory procedure under which the OFT is required to decide whether to refer the transaction to the Competition Commission within a deadline of 20 working days (extendable by 10 working days). Under the non-statutory notification process there is no statutory deadline within which the OFT has to make its decision, but it endeavours to do so within 40 working days.

        The OFT has a duty to refer a merger to the Competition Commission for a detailed investigation if it believes that it is or may be the case that the merger may be expected to result in a substantial lessening of competition within any market or markets in the UK for goods or services.

        In the case of a merger involving UK newspaper (and other media) interests, in addition to the OFT reviewing the competition aspects of the merger, the Secretary of State for Trade and Industry ("Secretary of State") has a residual power to intervene where she believes that the merger gives rise to "media public interest considerations". In relation to the acquisition of newspapers, such considerations are: (a) the need for accurate presentation of news; (b) the need for free expression of opinion; and (c) the need for a plurality of views in newspapers. The Secretary of State also has the ability to intervene in newspaper mergers which do not satisfy the normal merger thresholds but where at least 25% of all newspapers of a particular description supplied in the UK are supplied by one of the parties to the merger.

        Where the Secretary of State decides to intervene in a newspaper merger because of the existence of public interest considerations: (a) the OFT investigates and reports to the Secretary of State on the competition aspects of the merger and advises whether a reference to the Competition Commission is warranted on those grounds; and (b) the UK Office of Communications investigates the public interest considerations and reports to the Secretary of State.

        The Secretary of State then decides whether to refer the merger to the Competition Commission. However, in doing so, she must accept the OFT's findings on competition issues.

        An intervention by the Secretary of State may have timing implications. If a merger notice has been submitted, the intervention may lead to the statutory deadline being extended to a total of 40 working days. Where a non-statutory notification has been submitted, the decision may take longer than it would absent the intervention.

        If there is a reference to the Competition Commission by reason of the public interest considerations, the Commission submits its report to the Secretary of State. The Secretary of State then makes a final determination on the merger and decides what remedies (if any) to adopt. In doing so, she is bound to follow the Commission's conclusions on any competition issues.

        In all other cases where a newspaper merger is referred to the Competition Commission, it is the Commission itself that makes the final determination and also decides what remedies (if any) to adopt.

        Appeal from a merger decision of the OFT, Competition Commission or the Secretary of State lies on judicial review grounds to the Competition Appeal Tribunal.

        The obligation of the Offeror to complete the acquisition of the Shares (which is a qualifying merger) in accordance with the Offers is not subject to the condition that prior clearance is obtained under the Enterprise Act 2002.

        Based on information available to it, the Offeror is of the view that the Offers can be effected without prior clearance under the Enterprise Act 2002 and in full compliance with the requirements of that Act. However, there can be no assurance that a challenge to the completion of the Offers under the Enterprise Act 2002 will not be made or that if such challenge were made, the Offeror would prevail or would not be required to accept certain adverse conditions to complete the Offers.

Irish Competition Act

        Under the Irish Competition Act, 2002 and accompanying secondary legislation (the "Irish Competition Act"), prior approval of the Irish Competition Authority (the "Competition Authority") and the Minister for Enterprise, Trade and Employment (the "ETE Minister") must be obtained for media mergers. A media merger is one in which one or more of the undertakings involved is engaged in, inter alia, the publishing of newspapers, periodicals or magazines in the State (Ireland).

        If prior approval is required, the Competition Authority must be notified of the proposed transaction within one month of the conclusion of the agreement or the making of the public bid. The Competition Authority then has an initial period of one month within which to assess whether the proposed transaction gives rise to a substantial lessening of competition in the State. If at the end of the one month period it does not consider that a substantial lessening of competition will arise, it reports to the ETE Minister. The ETE Minister makes the final decision on public interest grounds, which include the spread of ownership or control of media businesses in Ireland, reflection of diversity of views in Irish society, market share, etc. Within a ten day waiting period, the ETE Minister may either approve the transaction or direct the Competition Authority to carry out a more detailed investigation. This detailed investigation takes an additional three months, with a further additional month for the ETE Minister's final review on public interest grounds.

        If the Offers constitute a media merger within the meaning of the Irish Competition Act, the prior approval of the Competition Authority must be obtained and the ETE Minister must not have prohibited the Offers from completing on public interest grounds. The Offeror understands that the Competition Authority considers the Offers to constitute a media merger and has made a notification to it seeking a determination that the Offers will not give rise to a substantial lessening of competition in the State.

        Based on the information available to it, the Offeror believes that no substantial lessening of competition or public interest issues arise in Ireland as a result of the Offers. However, there can be no assurance that the Competition Authority's approval and the expiry of the ETE Minister's initial ten day waiting period will occur by the Expiry Date.

DEPOSITARY

        The Offeror has engaged the Depositary for the receipt of certificates in respect of Shares and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offers and for the payment for Shares purchased by the Offeror pursuant to the Offers. The Depositary will receive reasonable and customary compensation from the Offeror for its services in connection with the Offers, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws.

DEALER MANAGER AND SOLICITING DEALER GROUP

        UBS Securities Canada Inc. has been retained by the Offeror to act as the Dealer Manager in connection with the Offers. The Dealer Manager has undertaken to form a soliciting dealer group comprising members of the Investment Dealers Association of Canada and members of the stock exchanges in Canada to solicit acceptances of the Offers. Each member of the soliciting dealer group, including UBS Securities Canada Inc., is referred to herein as a "Soliciting Dealer". The Offeror has agreed to pay the Soliciting Dealers a fee of $0.05 per Share taken up and paid for under the Offers. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing beneficial holder of Shares will be a minimum of $85.00 and a maximum of $1,500. No fee will be payable in respect of the deposit of any of the Lord Black Shares or the Ravelston Shares or for any Shares deposited by a single beneficial Shareholder owning less than an aggregate of 1,500 Shares. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the minimum fee and maximum fee will be applied separately in respect of each such beneficial owner if a Soliciting Dealer provided proof of the beneficial ownership of securities in respect of which a fee is claimed. The Offeror may require the Soliciting Dealer to furnish evidence of such beneficial ownership satisfactory to the Offeror at the time of deposit. No solicitation fees will be payable with respect to Shares tendered by employees, officers and directors and former officers and directors of Hollinger and its subsidiaries.

        No fee or commission will be payable by any holder of Shares who transmits his, her or its Shares directly to the Depositary or who uses the services of a Soliciting Dealer to accept the Offers.

ACCEPTANCE OF THE OFFER

        Except as set forth in "Agreements Relating to the Offers — Support Agreement", none of the Offeror, PHIL, their associates and affiliates, directors and senior officers of the Offeror or PHIL, or, to the knowledge of directors and officers of the Offeror and PHIL, after reasonable enquiry, any associate of any of its directors and officers, any person holding more than 10% of any class of equity securities of the Offeror or PHIL, or any person or company acting jointly or in concert with the Offeror or PHIL, has any knowledge regarding whether any Shareholder will accept the Offers.

BENEFITS FROM BID

        Except for the benefits outlined under "Agreements Relating to the Offers — Support Agreement", the Offeror and PHIL are not aware of any direct or indirect benefits relating to the Offers to any director or officer of Hollinger or their associates or any person or company holding more than 10% of any class of equity securities of Hollinger.

LEGAL MATTERS

        Legal matters on behalf of the Offeror will be passed upon by, and the opinion contained under "Canadian Federal Income Tax Considerations" has been provided by, Goodmans LLP, Canadian counsel to the Offeror.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides holders of Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is misrepresentation in a circular or a notice that is required to be delivered to the holders of Shares. However, such rights must be exercised within prescribed time limits. Holders of Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

CONSENTS

To:    The Directors of Press Acquisition Inc.

        We hereby consent to the reference to our opinion contained under "Canadian Federal Income Tax Considerations" in the Offering Circular accompanying the offer dated January 27, 2004 made by Press Acquisition Inc. to the holders of Shares of Hollinger Inc.

Toronto, Ontario	(Signed) GOODMANS LLP
January 27, 2004

APPROVAL AND CERTIFICATE

January 27, 2004

        The contents of this take-over bid circular have been approved and the sending hereof has been authorized by the board of directors of the Offeror. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and does not contain any misrepresentation likely to affect the value or the market price of the Shares.

(Signed) SIR DAVID R. BARCLAY
President

On behalf of the Board of Directors
(Signed) SIR FREDERICK H. BARCLAY Director	(Signed) CHARLES R. KLOTZ Director

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APPROVAL AND CERTIFICATE

January 27, 2004

        The contents of this take-over bid circular have been approved and the sending hereof has been authorized by the board of directors of PHIL. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and does not contain any misrepresentation likely to affect the value or the market price of the Shares.

(Signed) SIR DAVID R. BARCLAY
President

On behalf of the Board of Directors
(Signed) SIR FREDERICK H. BARCLAY Director	(Signed) MICHAEL SEAL Director

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THE DEPOSITARY FOR THE OFFERS IS:
COMPUTERSHARE INVESTOR SERVICES INC.
Offices of the Depositary, Computershare Investor Services Inc.

By Mail
P.O. Box 7021
31 Adelaide St E
Toronto, ON M5C 3H2
Attention: Corporate Actions

By Registered Mail, Hand or by Courier
100 University Avenue
9th Floor
Toronto, ON M5J 2Y1
Attention: Corporate Actions

Toll Free: 1-800-564-6253
E-Mail: caregistryinfo@computershare.com

Office of the Dealer Manager for the Offers is:

UBS Securities Canada Inc.
161 Bay Street, Suite 4100
Toronto, Ontario
M5J 2S1
Attention: Jennifer Myckatyn

Telephone: (416) 350-2201
Facsimile: (416) 364-9296

Any questions and requests for assistance may be directed by Shareholders to the Dealer Manager or the Depositary at their respective telephone numbers and locations set out above.

QuickLinks

NOTICE TO SHAREHOLDERS IN THE UNITED STATES
FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
SUMMARY
DEFINITIONS
OFFERS TO PURCHASE
OFFERING CIRCULAR
PRESS HOLDINGS INTERNATIONAL LIMITED
THE OFFEROR
HOLLINGER INC.
BACKGROUND TO THE OFFERS
PURPOSE OF THE OFFERS AND PLANS FOR HOLLINGER
AGREEMENTS RELATING TO THE OFFERS
COMMITMENTS TO ACQUIRE SECURITIES OF HOLLINGER
MATERIAL CHANGES AND MATERIAL FACTS
AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS
HOLDINGS OF SECURITIES OF HOLLINGER
TRADING IN SECURITIES OF HOLLINGER
INFORMATION CONCERNING SECURITIES OF HOLLINGER
ACQUISITION OF SHARES NOT DEPOSITED UNDER THE OFFERS
CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
SOURCE OF FUNDS
REGULATORY MATTERS
DEPOSITARY
DEALER MANAGER AND SOLICITING DEALER GROUP
ACCEPTANCE OF THE OFFER
BENEFITS FROM BID
LEGAL MATTERS
STATUTORY RIGHTS
CONSENTS
APPROVAL AND CERTIFICATE
APPROVAL AND CERTIFICATE